CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value (which may be represented by American Depositary Shares)(1)	28,416,203	US$13.26(2)	US$376,798,851.78(2)	US$51,395.37
Rights to subscribe for shares of common stock (including rights to subscribe for American Depositary Share)(1)(3)	28,416,203	US$0(3)	US$0(3)	US$0

(1)	American Depositary Shares issuable on deposit of the shares of common stock registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-170306) or will be registered under a future registration statement on Form F-6. Each American depositary share represents two shares of common stock.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-190641 filed by the registrant on August 15, 2013.

(3)	No separate consideration will be received by the registrant for the rights offered hereby.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190641

Prospectus supplement

(To prospectus dated August 15, 2013)

COMPAÑÍA CERVECERIAS UNIDAS S.A.

Rights offering for shares of common stock in the Form of American Depositary Shares or shares

We are offering to our common stockholders transferable rights to subscribe for 28,416,203 new shares of common stock in the Republic of Chile and outside Chile, including shares of common stock represented by American Depositary Shares, or ADSs. Each share held of record as of midnight (Santiago, Chile time) on September 7, 2013 entitles its holder to 0.1601241 share rights. One share right is required to subscribe for one new share at the subscription price of CLP 6,500 per new share. We will accept subscriptions for whole new shares only.

This rights offering is part of a capital increase approved by our shareholders on June 18, 2013. All of the common shares issued in connection with the capital increase are subject to a rights offering under Chilean law. These common shares have been made available for the rights offering. See “The Rights Offering”.

The dealer managers listed below will provide marketing and solicitation services in connection with the rights offering. The dealer managers are not acting as underwriters in connection with the rights offering.

JPMorgan Chase Bank, N.A., as our depositary, will make available to holders of ADSs (each ADS representing two shares), transferable rights to subscribe for newly issued shares in the form of ADSs at the rate of 0.1601241 ADS rights for each ADS held of record at 5:00 p.m. (New York City time) on September 9, 2013. One ADS right is required to subscribe for one new ADS at the subscription price of CLP 13,000 for each new ADS, plus certain fees and expenses as described in this prospectus supplement. We will accept subscriptions for whole new ADSs only. You must pay the subscription price for new ADSs in U.S. dollars at the exchange rate set forth herein under the heading “Prospectus Supplement Summary—Summary of the Rights Offering—Rights Offerings—ADS Rights Offering—ADS subscription price.”

The offering of new shares by means of share rights to holders of shares will expire at 5:00 p.m. (Santiago, Chile time) on October 12, 2013. The offering of new ADSs by means of ADS rights to holders of ADSs will expire at 2:30 p.m. (New York City time) on October 4, 2013.

The share rights are transferable and will be listed on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange. Trading in the share rights on such exchanges is expected to commence on September 13, 2013 and continue until 1:00 p.m. (Santiago, Chile time) on October 10, 2013.

The ADS rights are transferable, and we have submitted a request to admit the ADS rights for trading on the New York Stock Exchange. Trading in the ADS rights on the New York Stock Exchange is expected to commence on September 13, 2013 and continue until September 30, 2013.

Our ADSs are traded on the New York Stock Exchange under the symbol “CCU” and our shares of common stock are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, also under the symbol “CCU”. On September 12, 2013, the closing prices on the New York Stock Exchange per ADS and on the Santiago Stock Exchange per share were US$26.68 and CLP 6,702.6, respectively.

Investing in our common stock and ADSs involve risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement.

	Subscription price	Proceeds to company(1)

Per new share of common stock	CLP 6,500	CLP 6,500

Per new ADS(2)	US$26.52(3)	US$26.00

Total offering(2)(4)	US$376,798,851.78	US$369,410,639

(1)	Before deducting transaction expenses and commissions payable by the company.

(2)	Based on an exchange rate of CLP 500 per US$1.00.

(3)	Includes allowance for potential fluctuations in the exchange rate between the Chilean peso and the U.S. dollar, ADS issuance fees of the depositary of US$0.05 per new ADS and expenses and certain taxes, including currency conversion expenses in Chile.

(4)	Includes shares subscribed in Chile and ADSs subscribed in the U.S.

For information regarding the ADS rights offer, ADS holders may contact contact Innisfree M&A Incorporated, the Information Agent, at 888-750-5834 (from the U.S.) or +1-412-232-3651 (from other countries). Banks and brokers may call collect at 212-750-5833.

Our Company and our shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendency of Securities and Insurance, or the SVS). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about October 9, 2013.

Sole Global Coordinator and Joint Bookrunner

J.P. Morgan

Joint Bookrunners

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus supplement is September 13, 2013.

Prospectus supplement

Prospectus

S-i

About this prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this rights offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this rights offering. If the description of this rights offering in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the additional information described under “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and any free writing prospectus provided in connection with this rights offering before deciding whether to invest in the securities offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the securities offered by this prospectus supplement.

S-ii

Non-GAAP/IFRS information

In this prospectus supplement, we present Operating Result, which is a non-IFRS and non-GAAP financial measure. A non-IFRS and non-GAAP financial measure does not have a standardized meaning prescribed by either IFRS or U.S. GAAP. For management purposes, Operating Result is defined as earnings before other gains (losses), net financial expense, equity and income of joint ventures, foreign currency exchange differences, result as per adjustment units and income taxes.

Our management believes that disclosure of Operating Result provides useful information to investors and financial analysts in their review of our operating performance and their comparison of our operating performance to the operating performance of other companies in the beverage industry and other industries. Operating Result is not a substitute for IFRS or U.S. GAAP measures of earnings. Investors should also note that our presentation of Operating Result may not be comparable to similarly titled indicators used by other companies.

The following is a reconciliation of our gains (losses) from operational activities, the most directly comparable IFRS measure to Operating Result for the years ended December 31, 2008, 2009, 2010, 2011, 2012 and the six-month periods ended June 30, 2012 and 2013.

	For the years ended December 31,					For the six- month periods ended June 30,
	2008	2009	2010	2011	2012	2012	2013

	(in millions of CLP)

Gain (losses) from operational activities	125,554	134,868	163,236	195,828	176,710	75,271	81,551
Add (Subtract):
Results of Derivative Contracts	2,352	2,845	1,048	(2,459)	4,030	1,890	(1,625)
Fair Market Adjustment for Marketable Securities	233	(322)	(392)	227	(92)	(83)	(49)
Other	(4,149)	(9)	(1)	(778)	540	162	(5)
Exceptional Items (EI)(1)	—	—	(6,791)	(12,905)	—	—	—

Operating Result before EI	123,990	137,382	157,100	179,913	181,188	77,240	79,872
Exceptional Items (EI)(1)	—	—	6,791	12,905	—	—	—

Operating Result(2)	123,990	137,382	163,891	192,818	181,188	77,240	79,872

(1)	2010 EI corresponds to the result of the sale of land in Peru, while the 2011 EI corresponds to the insurance compensation we received in connection with the earthquake in Chile and restructuring charges related to our cider business in Argentina.

(2)	After Exceptional Items.

S-iii

Where you can find more information

We file annual and current reports and other information, including the registration statement of which this prospectus supplement is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.ccu.cl and/or http://www.ccuinvestor.com. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, which we refer to collectively as the “Chilean Stock Exchanges,” under the symbol “CCU”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at http://www.ccu.cl and/or http://www.ccuinvestor.com and http://www.svs.cl. The information contained on and linked from our Internet site or the SVS site is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-iv

Incorporation by reference

We are “incorporating by reference” in this prospectus supplement specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus supplement or another prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded).

We incorporate by reference in this prospectus supplement the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus supplement) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of the rights offering under this prospectus supplement:

•	Our Annual Report on Form 20-F for the year ended December 31, 2012, as amended (the “2012 Form 20-F”).

•	Our Report on Form 6-K furnished on August 9, 2013, which includes our unaudited interim consolidated financial statements for the six-month periods ended June 30, 2013 and 2012.

We are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Compañía Cervecerías Unidas S.A., Vitacura 2670, Twenty-Third Floor, Santiago, Chile, Attention: Investor Relations, Felipe Arancibia (562) 2427-3050/(562) 2427-3104 or via e-mail to faranci@ccu.cl and/or investor@ccuinvestor.com.

S-v

Prospectus supplement summary

The following summary highlights certain information contained elsewhere in this prospectus supplement, including information incorporated by reference. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” and “Forward-Looking Information” sections and each of the documents incorporated herein and therein by reference, before making an investment decision. Unless the context requires otherwise, when used in this prospectus supplement, the terms “CCU,” “Company,” “we,” “us” and “our” refer to Compañía Cervecerias Unidas S.A. and its consolidated subsidiaries.

The company

We are a diversified Chilean company engaged through our subsidiaries in the beverages and confectionary businesses, operating in Chile, Argentina and Uruguay. We also export wine to more than 85 countries. We have a broad product portfolio of highly recognized brands. Based on our estimates, we are, by market share based on volume, the largest Chilean brewer, the second-largest brewer in Argentina, the second-largest Chilean soft drink producer, the third-largest wine producer in the domestic Chilean market, the second-largest Chilean wine exporter, the largest Chilean bottled water and nectars producer, the largest pisco producer and distributor and the second-largest juices producer. According to our estimates, we have been able to increase our weighted-average market share in the categories in which we compete from 27.2% in 2002 to 32.2% in 2012, excluding Uruguay, cider and wines in Argentina and milk in Chile. We also participate in the home and office bottled water delivery, rum distribution and confectionary industries in Chile. We have licensing and/or distribution agreements with Heineken Brouwerijen B.V., Anheuser-Busch International Inc., Cervecera Austral S.A., Cervecería Modelo S.A. de C.V., PepsiCo Inc., Stokely Van Camp Inc., Pepsi Lipton International Limited, Seven-Up International (a division of The Concentrate Manufacturing Company of Ireland), Schweppes Holdings Limited, Promarca S.A., Arthur Guinness Son & Company (Dublin) Limited and Guinness Overseas Limited, Nestlé S.A., Société des Produits Nestlé S.A., Nestec S.A., Pernod Ricard Chile S.A. and Compañía Pisquera Bauzá S.A.

We have three business segments: our Chile segment, which includes our beer business in Chile and our non-alcoholic beverages and spirits businesses, our Río de la Plata segment, which includes our Argentinian segments and Uruguayan segments, and our Wine segment, which includes Viña San Pedro Tarapacá S.A. and its subsidiaries.

For the twelve-month period ended June 30, 2013, non-alcoholic beverage sales and sales from our beer business in Chile represented 43% and 26% of the volume we sold on a consolidated basis, respectively.

The following table sets forth the contributions by Volume of selected segments of our business for the twelve months ended June 30, 2013.

	Chile(1)				Rio de la plata		Wines(2)	Other(3)
2012	Total (million)	Beer Chile	Non-alcoholics	Spirits	CCU Argentina	Uruguay(4)	VSPT

Volume	20.8 HL	26%	43%	1%	22%	2%	6%	0%

(1)	Chilean figures do not include consolidation of 50% ownership of our foods segment.

(2)	Includes Argentinian subsidiary FLC.

(3)	Includes our Strategic Service Units, Corporate Support Units and the elimination of transactions between segments.

(4)	Since September 2012.

Our business model has two main components, corporate design and management processes, which we use to create a balanced scorecards deployed across our organization. This business model is tailored to the specific needs of our business in Chile, Argentina and Uruguay.

In connection with our business model, we track several indicators for our three strategic pillars: Profitability, Growth and Sustainability.

The following table includes selected indicators related to our Growth and Sustainability pillars.

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012

Growth Pillar
Market Share in Chile	34.0%	34.0%	33.7%	34.6%	35.1%	35.3%	35.8%	36.5%	36.5%	36.8%	38.5%
Market Share(1)	27.2%	27.6%	27.8%	27.7%	27.9%	27.9%	29.1%	30.3%	30.5%	30.7%	32.2%

Sustainability Pillar
First Preference(2)	26.6%	29.8%	29.1%	31.1%	31.5%	29.1%	30.0%	30.7%	31.0%	31.6%	30.3%
Organizational Environment(3)	67%	69%	72%	70%	72%	72%	73%	77%	77%	76%	74%

Source: CCU

(1)	Weighted market share of all categories in which CCU participates based on most recent estimates on each year’s market size. Market share sources from Nielsen and internal estimates. Excludes Uruguay and cider/wines in Argentina. In the case of Chile, we participate in all beverage categories excluding milk.

(2)	Based on a quarterly consumer poll, which measures brand equity by asking for consumer’s preferred brand in each product segment, weighted based on most recent estimates on each year’s market size. Excludes Uruguay, cider/wines in Argentina and home and office delivery in Chile. Source: GFK Adimark

(3)	Based on internal poll of CCU employees that measured the level of employees’ job satisfaction.

Industry

The per capita consumption in the Chilean beverage industry increased 3.8% annually in the last ten years to 258 liters in 2012. During the same period in Argentina the per capita beverage consumption increased 2.9% per year to 343 liters, including milk in both cases. Despite continued consumption growth in Chile, per capita consumption levels are less than half of the levels in some countries such as the United States, indicating that Chile’s per capita consumption can continue to grow as Chile continues to develop. Although per capita consumption in Argentina is higher than in Chile, we expect it also has the potential to continue growing as Argentina continues to develop.

In addition to the industry growth, we have been able to increase our overall market share of the beverage industry in Chile. In the last ten years we have increased our weighted average market share in Chile in the industries in which we participate from 34.0% in 2002 to 38.5% in 2012, excluding milk.

The following tables set forth certain market statistics as of December 2012, including (i) our market share of the beverage industry, (ii) per capita consumption in the Chilean beverage industry and (iii) per capita beverage consumption comparison in selected countries:

(i)	Market Share of the Beverage Industry

	Category	Ranking	Market share (MS)(1)	Source

Chile	Beer	#1	79%	Internal Estimates
	Carbonated Softdrinks	#2	25%	Nielsen
	Juices / Promarca	#2/#1	32%/43%	Nielsen
	Mineral Water	#1	58%	Nielsen
	Flavored Water	#1	57%	Nielsen
	Purified Water	#2	26%	Nielsen
	Home and Office Delivery “HOD”	#1	53%	Internal Estimates
	Sports Drinks	#1	60%	Nielsen
	Ice Tea	#1	48%	Nielsen
	Energy Drinks	#3	11%	Nielsen
	Pisco(2)	#1	52%	Nielsen
	Rum(2)	#1	21%	Nielsen
	Other Spirits(3)	#6/#3	7%/18%	Nielsen
Río de la	Beer CCU Argentina	#2	23%	Internal Estimates
Plata	Cider Argentina	#1	35%	Nielsen
	Beer Uruguay(4)	#2	2%	Internal Estimates
	CSD Uruguay	#3	6%	Id Retail
	Water Uruguay	#2	17%	Id Retail
Wine	Wine Domestic Chile(2)	#3	27%	Nielsen
	Wine Export Chile(5)	#2	13%	Wines of Chile
	Wine Argentina(5)	#10	2%	Internal Estimates

(1)	Figures as of December 2012.

(2)	Bi-monthly information total year as Dec-Jan 2011—Oct. Nov. 2012.

(3)	Includes vodka and whisky. Figures in right column refer only to the traditional distribution channels in which we participate.

(4)	Does not include Heineken sales market share, which began its distribution on March 2013, with an estimated 1% sales market share.

(5)	Includes packaged export operation only.

(ii)	The categories highlighted below are those which we believe will be among the fastest growing categories and in which we have a strong market position.

	Categories	Liters per capita(1)	Industry (CAGR 02-12)	CCU’s MS(2)

Chile	Beer	40	4.7%	79%
	Carbonated Softdrinks	125	2.6%	25%
	Juices / Promarca	24	10.7%	32%/43%
	Mineral Water	12	3.4%	58%
	Flavored Water(3)	5	16.1%	57%
	Purified Water(4)	4	34.5%	26%
	HOD(4)	6	12.6%	53%
	Sport Drinks	1.3	43.0%	60%
	Ice Tea(5)	0.3	20.5%	48%
	Energy Drinks(3)	0.6	62.9%	11%
	Pisco(6)	2	(1.4)%	52%
	Rum(6)	1.1	22.7%	21%
	Other Spirits(7)	0.5	7.4%	7%/18%
	Wines	12	(3.1)%	27%
	Total(8)	234	3.9%	38.5%
	Milk(9)	24	2.1%	—
	Total	258	3.8%	35.0%

(1)	Source: CCU as of December 2012 internal estimates and Canadean 2012.

(2)	Figures as of December 2012.

(3)	Since 2005.

(4)	Since 2004.

(5)	Since 2008.

(6)	Bi-monthly information; total year as Dec-Jan 2011—Oct. Nov. 2012 Figures as of December.

(7)	Includes vodka and whisky. Figures in right column refer only to the traditional distribution channels in which we participate.

(8)	Industries in which CCU participates, larger numbers have been rounded.

(9)	Includes white and flavored milk.

(iii)	Per capita beverage consumption comparison in selected countries.

	Chile	Argentina	Uruguay	USA

Liters per Capita(1)	258	343	329	516
Liters per Capita Growth (CAGR 2002-12)	3.8%	2.9%	4.0%	(0.4)%
Population Growth(2) (CAGR 2002-12)	1.0%	1.0%	0.2%	0.9%
GDP Growth(3) (CAGR 2002-12)	4.7%	7.1%	5.2%	1.6%

(1)	Source: CCU 2012 estimates for Chile, Argentina and Uruguay; Canadean 2012 estimates for USA, Includes white and flavored milk.

(2)	Source International Monetary Fund (IMF), April 2013.

(3)	GDP growth in national currency and constant prices. Source: IMF, April 2013.

Beer Chile

We estimate that our share of the Chilean beer market by volume was approximately 83% in 2010, 80% in 2011, 79% in 2012, and 78% for the six-month period ended on June 30, 2013. Our line of beers in Chile includes a full range of super-premium, premium, medium-priced and popular-priced brands of alcoholic and non-alcoholic beer, which are primarily marketed under twelve different proprietary brands and four licensed brands. Our flagship brand, Cristal, is Chile’s best selling beer, accounting for an estimated 43.4% and 42.5% of our 2012 and six-month period ended June 30, 2013 beer sales by volume in Chile, respectively. We produce beer in Chile in our three facilities, which, together, had a total average monthly capacity of 67.5 million liters during 2012. In addition, we are the exclusive producer and distributor in Chile of Heineken beer and the exclusive distributor in Chile of imported Budweiser beer until December 2015. We also distribute and produce, under license, Austral beer.

CCU Argentina

We entered the Argentine beer market in 1995 by acquiring two breweries and their brands, Compañía Industrial Cervecera S.A. (CICSA) and Cervecería Santa Fe S.A. (CSF). Under a joint venture agreement entered into with Anheuser-Busch in 1995, we began importing, selling and distributing Budweiser beer in Argentina in March 1996. We began production and distribution of locally produced Budweiser beer in Argentina in December 1996 under a license agreement expiring in 2025. Additionally, in 1998, we bought the brands and assets of Cervecería Córdoba S.A. In April 2008, we bought Inversora Cervecera S.A. brewery and as a result added to our portfolio the brands Palermo, Bieckert and Imperial. In addition, we are the exclusive producer and distributor in Argentina of Heineken and Amstel beer and the exclusive distributor in Argentina of imported Corona and Negra Modelo under a license agreement expiring in 2018. In Argentina, we are also the exclusive distributors of the imported Kunstmann and Guinness beer brands. We produce beer in Argentina in our three production facilities, which, together, had a total average monthly capacity of 56.6 million liters during 2012. We estimate that our market share by volume of the Argentine beer market remained consistent at approximately 23% in 2010, 2011 and 2012 and for the six-month period ended on June 30, 2013.

In December 2010, CICSA, our subsidiary in Argentina, acquired control of Sáenz Briones y Cía. S.A.I.C. and Sidra La Victoria S.A., entering the cider and spirits businesses in that country. These are the two largest cider operations in a very fragmented market and own traditional, well-recognized brands. The most important cider brands are Real, La Victoria, Saenz Briones 1888 and in spirits, El Abuelo. Our cider market share was 35% in 2012 and for the six-month period ended on June 30, 2013.

Non-alcoholic beverages

We produce and sell carbonated soft drinks, bottled water (including via home and office delivery or “HOD,” which we classify internally as another product category), nectars and juices, sports drinks and tea, among other products in Chile, including our proprietary brands and brands produced under license from PepsiCo Inc., Pepsi Lipton International Limited, Seven-Up International (a division of The Concentrate Manufacturing Company of Ireland), Schweppes Holdings Ltd., Promarca S.A., Nestlé S.A., Société des Produits Nestlé S.A. and Nestec S.A. The most relevant beverages in this segment are soft drinks: carbonated beverages (both cola and non-cola) and non-carbonated beverages, mostly fruit juices in different degrees of concentration. We also produce various types of water products including mineral water (both, sparkling and still), purified water and HOD. According to Nielsen Chile S.A. (“Nielsen”), our Chilean carbonated soft drinks market share by volume was approximately 24% in 2010, 25% in 2011, 25% in 2012 and 27% for the six month period ended June 30, 2013, and our Chilean water market share, including mineral, purified and flavored waters, was approximately 53% in 2010, 51% in 2011, 52% in 2012 and 52% for the six month period ended June 30, 2013.

Wine

We entered the Chilean wine industry in 1994 through the acquisition of a 48.4% interest in Viña San Pedro S.A. (“VSP”), known in 2012 as Viña San Pedro Tarapacá S.A. (VSPT), Chile’s third-largest player in the domestic market and second-largest wine exporter. After making subsequent investments and pursuant to the merger of VSP and ViñaTarapacá ex Zavala S.A, resulting in VSPT, our affiliate CCU Inversiones S.A. currently has a 64.72% interest in VSPT. VSPT operates six different wineries in Chile and one in Argentina. The wine group produces and markets a full range of wine products for both the domestic and export markets. According to Nielsen, in 2012, VSPT’s sales by volume amounted to approximately 27% of total measured domestic industry sales in Chile by volume and 13% of Chile’s total wine export sales by volume, excluding bulk wine, according to the Wines of Chile Association. For the six-month period ended on June 30, 2013, we estimate that VSPT’s sales amounted to approximately 27% of the total measured domestic industry sales in Chile by volume and 13.5% of Chile’s total wine export sales by volume, excluding bulk wine. VSPT’s main vineyards are located in all principal viticulture Chilean valleys, including Maipo, Curicó, Casablanca, Leyda, Colchagua, Elqui, Cachapoal and Maule valleys, and also in Mendoza, Argentina, VSPT’s vineyards are located in the province of Mendoza. Our production capacity as of December 31, 2012 was 56.6 million liters in Chile and 7.5 million liters in Argentina. VSPT’s domestic wine products are distributed throughout Chile and its export products are sold in more than 85 different countries through distribution agents.

Spirits

In February 2003, we began the sale of pisco, under the brand Ruta Norte. Pisco is a distilled wine spirit produced in the northern regions of Chile and the southern regions of Peru. In March 2005, we entered into an association with the second-largest pisco producer in Chile creating a new entity Compañía Pisquera de Chile S.A. (“CPCh”) to which both companies mainly contributed assets and commercial brands. Currently we own 80% of CPCh. According to Nielsen, CPCh had a 52% market share of the Chilean pisco industry in 2012 and a 51% market share for the six-month period ended on June 30, 2013. In May 2007, CPCh entered the rum category with the brand Sierra Morena. In July 2011, CPCh begun the distribution of Pernod Ricard products through the traditional channels introducing, among other brands, Havana Club rum, and other spirits brands such as Ballantine’s, Absolute, Chivas Regal, and Beefeater. We ended the year 2012 and the six month period ended June 30, 2013 with a rum market share, including rum of the Pernod Ricard brands, of 21% for both periods, according to Nielsen. In the last quarter of 2011 we entered into a license agreement to distribute the Bauzá premium pisco brand, which complements our portfolio of premium brands. In addition, CPCh acquired 49% of the licensor, Compañía Pisquera Bauzá S.A.

Uruguay operations

In September 2012, we acquired the control of several companies that own the assets of a Uruguayan business engaged in the production and marketing of bottled mineral water under the Nativa brand, and carbonated softdrinks under the Nix brand. In addition, we have recently started using this business to distribute beer produced in Argentina, including an agreement with Heineken. According to our internal estimates, as of December 2012, our market share of the beer segment in Uruguay was 2%, not including any market share of the Heineken brand. As of the same date, according to Id Retail estimates, our market share for carbonated softdrinks and water in Uruguay were, 6% and 17%, respectively.

Recent developments

Capital Increase. On June 18, 2013, our shareholders approved an increase in our authorized capital through the issuance of 51,000,000 additional shares of common stock (the “Capital Increase”). If subscribed during the rights offering period, such shares would be issued for CLP 6,500 per share (CLP 13,000 per ADS) (US$26.00 at an exchange rate of CLP 500.00) if fully subscribed. If the shares are not fully subscribed during the rights offering period, CCU may make a subsequent offering of the unsubscribed shares immediately after the end of the rights offering period. The issuance price must be no less than the price of the shares offered in the rights offering if issued immediately after such offering period and within the 30 days thereafter. Upon the expiration of the 30 day period, there may be no minimum issue price if the unsubscribed shares are sold on a stock exchange.

Summary of the rights offering

This summary highlights certain information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to purchase our securities. We urge you to read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” and “Forward-Looking Information” sections, along with our consolidated financial statements and the notes to those financial statements.

The rights offering consists of the ADS rights offering to ADS holders and the share rights offering to shareholders.

Rights offerings

ADS rights offering

ADS Rights offering	Each ADS held of record at 5:00 p.m. (New York City time) on September 9, 2013 (as reflected in the depositary’s books and records) entitles its holder to 0.1601241 ADS rights. ADS rights will be represented by transferable rights certificates. We will not distribute any fractional ADS rights. Share rights underlying such fractional entitlements to ADS rights will be aggregated and sold by JPMorgan Chase Bank, N.A., the depositary for our ADSs, together with the share rights underlying any unexercised ADS rights, with the net proceeds distributed to the holders entitled thereto but only to the extent a holder is entitled to a distribution of more than US$15, after deducting any applicable fees, charges or taxes, with entitlements to amounts equal or less than US$15 being forfeited. One ADS right entitles its holder to subscribe for one new ADS at the U.S. dollar equivalent of the subscription price of CLP 13,000 per new ADS, plus certain fees and expenses as described herein.

We will accept subscriptions for whole, new ADSs. Our depositary, JPMorgan Chase Bank, N.A., will also act as the ADS rights agent. See “—Share Rights Offering”.

Trading of ADS rights

We have submitted a request to admit the ADS rights for trading on the New York Stock Exchange. However, we cannot provide you any assurances that the ADS rights will be admitted. If our request to admit the ADS rights for trading is not accepted for any reason, including if the ADS right does not represent a realizable part of the market value of the beneficiary security (i.e., the subscription price is equal to or greater than the market price of the ADS at the start of business on the first day of the ADS subscription period), we intend to proceed with the rights offering, and the ADS rights agent will endeavor to sell any unexercised share rights before the end of the shares subscription period on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange.

In the event that the ADS rights are not admitted for trading on the New York Stock Exchange, we will promptly notify you by means of a free writing prospectus.

NYSE trading symbol of ADS rights	CCU RT

Transferability	ADS rights are transferable. Trading in the ADS rights on the New York Stock Exchange is expected to commence on September 13, 2013 and continue until September 30, 2013.

ADSs ex-rights date	If you purchase ADSs on or after September 16, 2013 you will not receive ADS rights for such ADSs.

ADS subscription period	From September 13, 2013 through 2:30 p.m. (New York City time) on October 4, 2013, referred to as the ADS rights expiration date. You must deliver to the ADS rights agent a properly completed rights certificate and full payment of the ADS subscription price, in each case by 2:30 p.m. (New York City time) on October 4, 2013, or your ADS rights will lapse without compensation and will have no further value, except as specified under “—Unexercised ADS rights” below. Deposit in the mail will not constitute delivery to the ADS rights agent. The exercise of ADS rights is irrevocable and may not be canceled or modified.

If you hold your ADSs through a bank, broker or other nominee, you will receive your ADS rights through such bank, broker or nominee, and to exercise such ADS rights, you will need to make arrangements with your bank, broker or nominee.

ADS subscription price	CLP 13,000 per new ADS, plus certain fees and expenses as described herein. You must pay to the ADS rights agent US$26.52 per subscribed new ADS, referred to as the ADS deposit amount. This amount is the U.S. dollar equivalent of the ADS subscription price converted to U.S. dollars based on an exchange rate of CLP 500.00 per US$1.00, plus an allowance of 2% of that amount to cover: exchange rate fluctuations, the depositary issuance fee of US$0.05 per subscribed new ADS and expenses and certain taxes. The ADS rights agent will arrange to convert such U.S. dollars into Chilean pesos and to make payment relating to subscribed new ADSs to us. Holders of ADS rights subscribing for new ADSs will be billed for any shortfall with respect to the amount of their subscription (and must pay such amount within five business days following settlement of their subscription) or will receive a refund of any excess, without interest after the ADS rights expiration date, provided such excess is greater than US$15 (otherwise the excess is forfeited).

Unexercised ADS rights	The ADS rights agent will endeavor to sell the share rights underlying any ADS rights that are not exercised by 2:30 p.m. (New York City time) on October 4, 2013. Holders of ADSs who transfer or do not exercise their ADS rights will have their percentage ownership interest in us diluted, and will only be entitled to the net proceeds from the sale of the share rights underlying their unexercised or untransferred ADS rights, provided such net proceeds exceed US$15 (otherwise such proceeds are forfeited). Non-Chilean resident holders of ADS rights are advised that sales of the share rights underlying the ADS Rights will take place in the local Chilean market, and are accordingly subject to a 35% withholding tax, among any other charges, fees or taxes a holder may be subject to.

Sale of ADS rights	Holders of ADS rights who opt to sell all or a portion of their ADS rights through the ADS rights agent need do nothing and the ADS rights agent will endeavor to sell the share rights underlying the unexercised ADS Rights prior to the end of the share subscription period. Such share rights will be sold in the local Chilean market and such sales will be subject to a 35% Chilean withholding tax, among any other charges, fees or taxes such sale and/or non-Chilean resident holder may be subject to.

Holders of ADS rights certificates desiring to sell their ADS rights before the end of the ADS subscription period must transfer their rights into “Street-name,” (i.e., into the name of a bank, broker or other nominee) and instruct the bank, broker or other nominee to sell such ADS rights on the New York Stock Exchange.

If you hold your ADS rights through a bank, broker or other nominee and would like to sell all or a portion of your ADS rights, you should contact such bank, broker or other nominee and instruct such party to sell such ADS rights on the New York Stock Exchange.

New ADSs	The new ADSs issued pursuant to the ADS rights offer will represent shares that rank pari passu with the shares represented by existing ADSs. Similar to existing shares and ADSs representing existing shares, the new shares, and the new ADSs representing the new shares, will not have guaranteed access to the Formal Exchange Market in Chile. See “Risk Factors.”

Delivery of ADSs	New ADSs will be made available to subscribing holders promptly upon receipt by the depositary (or its agents) of the new shares subscribed from us (provided that the subscribing holder has paid any shortfall due with respect to the ADS deposit amount).

Exchange privileges	You may not exchange ADS rights for share rights.

Listing of ADSs	The ADSs will be listed on the New York Stock Exchange.

NYSE trading symbol of ADSs	CCU

ADS rights agent/depositary	JPMorgan Chase Bank, N.A.

Obtaining Information	ADS holders may call Innisfree M&A Incorporated, at 888-750-5834 (ADS holders from the US and Canada Call Toll-Free), +1-412-232-3651 (ADS holders from other countries) and +1-212-750-5833 (Banks and Brokers Call Collect).

Share rights offering

Rights offering	Holders of our common stock will receive 0.1601241 transferable share rights for each share of common stock held of record (as reflected on our share register) as of midnight (Santiago, Chile time) on September 7, 2013. One share right is required to subscribe for one new share at the subscription price of CLP 6,500 per new share.

We will accept subscriptions for whole shares only and will truncate any subscription submitted for fractional shares to the nearest whole number of shares. Holders of share rights must pay the share subscription price for the full amount of shares for which they are subscribing.

Transferability	Any holder of share rights may transfer such rights. Share rights will be eligible to trade on the Chilean Stock Exchanges from September 13, 2013 to 1:00 p.m. (Santiago, Chile time) on October 10, 2013, and we expect that the ADS rights will be eligible to trade on the New York Stock Exchange from September 13, 2013 to September 30, 2013.

Exchange privileges	You may not exchange share rights for ADS rights.

Subscription period	From September 13, 2013 through 5:00 p.m. (Santiago, Chile time) on October 12, 2013, referred to as the share rights expiration date. You must deliver to DCV Registros S.A., full payment of the share subscription price by 5:00 p.m. (Santiago, Chile time) on October 12, 2013, or your rights will lapse without compensation and will have no further value. Deposit in the mail will not constitute delivery to us. The exercise of share rights is irrevocable and may not be canceled or modified.

New share subscription price	CLP 6,500 per new share. You must pay the share subscription price in Chilean pesos.

Registration of new shares	We will register new shares issued upon exercise of share rights in our share register as soon as practicable after our receipt of payment with respect to such exercise. Certificates representing the new shares will be issued upon request.

Risk factors	See “Risk Factors” beginning on page S-1 4 for a discussion of certain factors relating to us, our business and an investment in the ADSs or shares.

Unsubscribed shares	Rights waived and shares not subscribed in the subscription period may be offered by us to the public. The issuance price must be no less than the price of the shares offered in the rights offering if issued immediately after such offering period and within the 30 days thereafter. Upon the expiration of the 30 day period, there may be no minimum issue price if the unsubscribed shares are sold on a stock exchange.

Timetable for the offering of ADS rights

ADS record date—5:00 p.m. (New York City time)	September 9, 2013

Commencement date of ADS rights offering	September 13, 2013

Trading of ADS rights on the NYSE expected to commence	September 13, 2013

Closing date of trading in ADS rights on the NYSE	September 30, 2013

ADS rights expiration date—2:30 p.m. (New York City time)	October 4, 2013

Delivery of ADSs acquired in rights offering	As soon as practicable on or after October 10, 2013

Timetable for the offering of share rights

Share record date—Midnight (Santiago, Chile time)	September 7, 2013

Commencement date of rights offering	September 13, 2013

Trading of share rights on the Chilean Stock Exchanges commences	September 13, 2013

Closing date of trading in share rights on Chilean Stock Exchanges—1:00 p.m. (Santiago, Chile time)	October 10, 2013

Share rights expiration date—5:00 p.m. (Santiago, Chile time)	October 12, 2013

Delivery of shares acquired in rights offering	Upon subscription and payment

Other matters

Dealer managers	We have entered into a dealer manager agreement with J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the dealer managers. The dealer managers will provide marketing and solicitation services in connection with the rights offering. The investment banking institutions named on the cover of this prospectus supplement are not acting as underwriters in connection with the rights offering. See “Dealer Managers.”

Lock-up	We have agreed with the dealer managers, subject to certain exceptions, not to issue, offer, pledge, contract to sell or otherwise dispose of, directly or indirectly, without the previous written consent of the representatives, our ADSs or common shares or securities convertible into or exchangeable for any ADSs or common shares during the 91-day period commencing on the date of the prospectus supplement relating to our global offering of 22,583,797 shares of common stock, in the form of shares and ADSs (the “global offering”). Inversiones y Rentas S.A. (our “Controlling Shareholder”) has agreed to substantially similar lock-up provisions, subject to certain exceptions. See “Dealer Managers.”

Risk factors

An investment in the securities offered hereby involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in these securities is suitable for you. In addition, you should carefully consider the other risks, uncertainties and assumptions that are set forth under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2012, as the same may be updated from time to time by our future filings under the Exchange Act, before investing in these securities. For more information, see the section entitled “Incorporation by Reference” in this prospectus supplement.

Risks related to our business

Potential changes to Chilean tax rules may result in an increase in the prices of our products and a corresponding decline in sales volumes.

Michelle Bachelet, former president of Chile and a candidate in the presidential elections scheduled for November of this year, is proposing to replace the existing “ad valorem” tax on beer, wine and liquor products with an excise tax related to the amount of alcohol in each product, which could significantly increase the price of our alcoholic products. In addition, Ms. Bachelet has also proposed to increase income tax rates and other changes to existing tax rules.

The passage of these proposals, or any similar proposals, would be contingent on Michelle Bachelet, succeeding in the elections, pursuing the contemplated agenda and having the support of the Chilean parliament. While previous administrations have in the past attempted to implement proposals to modify these taxes without success as a result of the opposition by the then current parliament, the November 17, 2013 elections include the election of the entire House of Representatives as well as half of the Senate. We cannot predict with any certainty the political climate in Chile following these elections, and the potential existence of support, or lack thereof, to such tax reforms in the future. If these or similar reforms are implemented in Chile, consumers of our products may decrease their purchases, and accordingly, we cannot assure you that we will be able to maintain our current levels of sales or cash flows.

These proposed reforms and any other similar proposals not currently known to us could have a material and adverse effect on our business, results of operations and financial condition.

Concentration of sales to certain customers may result in a significant decline in sales if those customers discontinue making timely payments.

We rely on a limited number of customers to provide a substantial portion of our revenue. Our sales to a particular client or a sub-set of clients continues to represent a significant portion of our sales, significant fluctuations in revenues and results of operations could arise if any of our significant clients were unable to or unwilling to pay for purchased products. If the financial situation of a client deteriorates, insurance companies insuring such client’s accounts receivables may refuse to cover those obligations, or if a client declares bankruptcy we may not be able to collect the debt they owe to us.

One of our largest customers, which accounts for about 5% of our sales has recently violated its covenants under certain of its indebtedness and is in discussions with its creditors regarding a recapitalization. If this customer is unable to successfully reach an agreement with its creditors and complete its recapitalization, it may decrease its purchases from us or default on its payment obligations to us. Part of the amount owed to us is currently insured by a credit insurance company, but we cannot assure that such insurance will be available in the future. Moreover, if a default or decrease in purchases occurs during the summer season, the impact could be greater.

Events reported in the media, such as incidents involving beverage contamination, sabotage or tampering, whether or not accurate, can cause damage to our brand reputation and suddenly affect our sales and profitability.

Reports, whether true or not, of illnesses and injuries caused by beverage contamination, sabotage or tampering have in the past severely injured the reputations of participants in the food and beverages industry and could in the future affect us as well. Our brand reputation is one of our most important assets; anything that damages our brand reputation could immediately and severely hurt our sales and, accordingly, our revenues and profits. Product quality issues, real or imagined, or allegations of product contamination or tampering, even if false or unfounded, could tarnish the image of the affected brands and cause customers to choose other products. If any consumer becomes ill as a result of product contamination, sabotage or tampering, we could also be forced to temporarily close some of our facilities or recall our products from the distribution chain as we investigate the source of product contamination. In addition, instances of beverage contamination, sabotage or tampering, even those occurring solely with respect to the products of our competitors, could, by resulting in negative publicity about our industry, adversely affect our sales. On August 10, 2013, a person was reported ill in Antofagasta, Chile, after drinking from a bottle of Cachantun mineral water, which is produced by us. The Health Authorities have confirmed that the bottle contained ammonia, which is not used in the production process of Cachantun mineral water. After an investigation, the Health Authorities released all the products that had been retained as a precautionary measure at our Antofagasta distribution center. As the adulteration of the product is believed to have occurred after leaving our facilities, we expect that the Health Authorities will transmit the results of their investigation to a criminal prosecutor. Additionally, filed a criminal accusation against any potentially responsible parties, which as of the date of this prospectus supplement have not been identified. Our mineral water plant has the highest standards of quality, the latest technology and international certifications, such as Food Safety Management System (HACCP, ISO 22000), Environmental Management System (ISO 14001) and Occupational Health and Safety System (OHSAS 18001). Although this is an isolated event, we cannot provide determine the impact on our sales and brand reputation, if any.

Risks related to the rights offering

Shareholders will not have guaranteed access to the formal exchange market in Chile.

In connection with our initial public offering of ADSs, we entered into a foreign investment contract (the “Foreign Investment Contract”) with the Chilean Central Bank and the depositary, pursuant to Article 47 of the Central Bank Act and former Chapter XXVI of the Compendium (“Chapter XXVI”), which governed the issuance of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to the ADSs may be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments must be necessarily remitted through the Formal Exchange Market.

As of April 19, 2001, Chapter XXVI was eliminated and new investments in ADSs or shares by non-residents of Chile are now governed instead by Chapter XIV of the Compendium. This change was made with the purpose of simplifying and facilitating the flow of capital to and from Chile. As a result of the elimination of Chapter XXVI, access to the Formal Exchange Market is no longer assured.

We have recently begun the process of terminating our Foreign Investment Contract, and accordingly, current ADS holders will no longer have the benefits of the Foreign Investment Contract, including guaranteed access to the Formal Exchange Market.

Exchange controls and withholding taxes in Chile may limit repatriation of your investment.

Equity investments in Chile by persons who are not Chilean residents are generally subject to various exchange control regulations that govern the repatriation of investments and earnings. In particular, these securities will be subject to Chapter XIV of the Central Bank of Chile’s Compendium of Foreign Exchange Regulations (Compendio de Normas de Cambios Internacionales, or “Compendium”), or “Chapter XIV”.

Chapter XIV regulates the following kinds of investments: credits, deposits, investments and equity contributions (such as the contributions to be made to the Company pursuant to the Capital Increase).

A Chapter XIV investor may at any time repatriate an investment made in our Company upon the sale of our shares and the profits derived therefrom, with no monetary ceiling, subject to the then-effective regulations, which sale must be reported to the Central Bank of Chile.

Except for compliance with tax regulations and certain reporting requirements, currently there are no rules in Chile affecting repatriation rights, except that the remittance of foreign currency must be made through a Formal Exchange Market (Mercado Cambiario Formal) entity. However, the Central Bank of Chile has the authority to change such rules and impose exchange controls.

We cannot assure you that additional Chilean restrictions applicable to the holders of ADSs, the disposition of the shares underlying the ADSs or the repatriation of the proceeds from such disposition or the payment of dividends will not be imposed in the future, nor can we advise as to the duration or impact of such restrictions if imposed. If for any reason, including changes in Chapter XIV or Chilean law, the depositary was not able to convert Chilean pesos to U.S. dollars, investors would receive dividends or other distributions, if any, in Chilean pesos.

Foreign exchange risks may adversely affect our results, and the U.S. dollar value of dividends payable to ADS holders.

Trading of our common stock underlying our ADSs is conducted in pesos. Our depositary will receive cash distributions that we make with respect to the shares underlying the ADSs in pesos. The depositary will convert such pesos to U.S. dollars at the then-prevailing exchange rate to make dividend and other distribution payments in respect of ADSs. If the peso depreciates against the U.S. dollar, the value of the ADSs and any U.S. dollar distributions ADS holders receive will decrease.

You will not be able to rescind your subscription in this rights offering.

Exercises of rights are irrevocable upon submission of a subscription form and the corresponding rights and you may not rescind your subscription. Moreover, the value of our shares and ADSs may decrease significantly from the time the right is exercised until the issuance of the shares or ADSs. We cannot assure you that the subscription price paid will accurately reflect the value of the shares or ADSs delivered.

If you do not participate in this rights offering you may suffer very significant dilution.

Holders of our common stock or of ADSs who receive our share rights or ADS rights and who do not complete and timely submit a subscription form and deliver their rights to the corresponding ADS rights agent or who do not otherwise sell their rights will be deemed to have forfeited their rights to participate in the rights offering. Such holders of common stock or ADSs that do not participate in the rights offering will have their equity interest in, and voting rights with respect to, us very significantly diluted by the new shares of common stock and new ADSs issued in connection with the rights offering, which would if subscribed in full represent 16.0124% of our currently outstanding shares of common stock.

There may not be a U.S. trading market for the ADS rights, and ADS rights or share rights that are not exercised prior to the end of the ADS subscription period or the share subscription period, as applicable, will expire valueless without any compensation.

The ADS subscription period will begin on September 13, 2013 and expire at 2:30 p.m. (New York City time) on October 4, 2013. The share subscription period will begin on September 13, 2013 and expire at 5:00 p.m. (Santiago, Chile time) on October 12, 2013. Any ADS rights or share rights unexercised at the end of the applicable subscription period will expire valueless without any compensation.

Although we have submitted a request to admit the ADS rights for trading on the New York Stock Exchange, we cannot provide you any assurances that the ADS rights will be admitted. If our request to admit the ADS rights for trading is not accepted for any reason, including if the ADS right does not represent a realizable part of the market value of the beneficiary security, we intend to proceed with the rights offering, and the ADS rights agent will endeavor to sell any unexercised share rights prior to the end of the shares subscription period on the Chilean Exchanges.

Moreover, even if the ADS rights are admitted for trading on the New York Stock Exchange, we cannot assure you that an active trading market in the ADS rights on the New York Stock Exchange, or in the share rights on the Chilean Stock Exchanges, will develop during the applicable rights trading period or that any over-the-counter trading market in the ADS rights or the share rights will develop. Even if an active market develops, the trading prices of the ADS rights and the share rights may be volatile. In addition, ADS holders and shareholders in certain jurisdictions are not allowed to participate in this rights offering. The rights held by such ineligible holders may be sold by them, which could cause the market prices of the rights to fall.

You may have fewer and less well-defined shareholders’ rights than with shares of a company in the United States.

Our corporate affairs are governed by our estatutos sociales, or Bylaws, and the laws of Chile. Under such laws, our shareholders may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in a U.S. jurisdiction. Holders of ADSs are not entitled to attend shareholders’ meetings, and, if given the right to vote, they may only vote through the depositary.

Under Chilean law, a shareholder is required to be registered in our shareholders’ registry as of midnight on the fifth business day, including Saturdays, prior to a shareholders’ meeting in order to vote at such meeting. A holder of ADSs will not be able to meet this requirement and accordingly is not entitled to vote at shareholders’ meetings because the shares underlying the ADSs will be registered in the name of the depositary. While a holder of ADSs is entitled to instruct the depositary as to how to vote the shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement (as defined below), a holder of ADSs will not be able to vote its shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our shares underlying the ADSs if a holder of ADSs does not instruct the depositary with respect to voting.

Future sales of shares and our shareholders may adversely affect the price of our shares and ADSs.

A disposition of shares by our Controlling Shareholder or future sales of substantial amounts of our common stock or the perception that such future sales may occur, may depress the price of our shares and our ADSs. We cannot assure you that the price of our shares and our ADSs would recover from any such decline in value.

Lawsuits against us brought outside of the South American countries in which we operate, or complaints against us based on foreign legal concepts may be unsuccessful.

All of our assets are located outside of the United States. Eight of our nine directors and all of our officers reside outside of the United States and most of their assets are located outside the United States as well. If any shareholder were to bring a lawsuit against our directors, officers or experts in the United States, it may be difficult for them to effect service of legal process within the United States upon these persons or to enforce against them, in United States or Chilean courts, judgments obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. In addition, there is doubt as to whether an action could be brought successfully in Chile on the basis of liability based solely upon the civil liability provisions of the United States federal securities laws.

Further, our organizational documents provide that any legal action relating to the execution, interpretation or performance of our bylaws is governed by Chilean law and may only be brought before an arbitrator or ordinary Chilean court. In any event, Law 18,046 (the “Chilean Companies Act”) provides that the plaintiff will always be entitled to bring suit directly before an ordinary court of Chile, unless such plaintiff is a board member, a manager, a key executive or an owner of shares with a book or market value exceeding UF 5,000 (US$230,000 approximately). As a result, it could be difficult for our non-Chilean shareholders to enforce their rights as shareholders under our bylaws before courts other than as set forth in our organizational documents.

Substantial sales of any shares of our common stock that we decide to sell in the event all of the preemptive rights are not exercised could result in a decline in the market price of the shares of our common stock.

Our shareholders approved a capital increase of 51,000,000 shares of our common stock on June 18, 2013. In connection with the capital increase, we are required by Chilean law to make a rights offering to our existing shareholders. In the rights offering, we are offering existing holders of shares of our common stock and ADR holders the right to subscribe for newly issued shares of common stock at the price at which shares of common stock, in the form of shares, are being offered in Chile. If not all of the preemptive rights are exercised, we may decide to sell additional shares. As a result, sales by us of newly issued shares of our common stock not acquired by our existing shareholders in the rights offering may negatively affect the market price of the shares of our common stock.

There can be no assurance that we will be able to pay or maintain cash dividends, and our dividend policies are subject to change.

The amount of cash available for dividends, if any, will be affected by many factors, including our future operating results, financial condition and capital requirements, legal restrictions, and contractual restrictions in our current and future debt instruments, and those of our subsidiaries, as well as our ability to obtain funds from our subsidiaries, and many other variables. Cash currently available for dividend payments may vary significantly from estimates. We can give no assurance that we will be able to pay or maintain dividends or that dividends will increase over time. Our actual results may differ significantly from the assumptions used by our board of directors in recommending dividends to shareholders or in adjusting our dividend policy. Also, there can be no assurance that our board of directors will recommend the payment of dividends to our shareholders or that, if recommended, our shareholders will approve such dividends. Dividend policies, if adopted by our board of directors, are subject to change at any time.

As required by the Chilean Companies Act, unless otherwise approved by unanimous vote of holders of all of our issued and subscribed shares, we must distribute a cash dividend in an amount not less than 30% of the Company’s consolidated net income for that year, unless and except to the extent we have accumulated losses. We may distribute a cash dividend in an amount greater than 30% if approved by a majority vote of shareholders. To the extent we are required to pay dividends, this may decrease funds to support our expansion plans.

Use of proceeds

We estimate that the net proceeds from the rights offering will be approximately:

•

CLP 92,085.7 million (US$184.2 million) (based on the waiver by our Controlling Shareholder of its rights with respect to 22,583,797 shares of common stock subject to the rights offering and assuming the sale of 14,208,101 shares of common stock in the rights offering (50% participation in the rights offering) calculated using the offering price per share of CLP 6,500); and

•

CLP 184,438.3 million (US$368.9 million) (based on the waiver by our Controlling Shareholder of its rights with respect to 22,583,797 shares of common stock subject to the rights offering and assuming the sale of 28,416,203 shares of common stock in the rights offering (100% participation in the rights offering) calculated using the offering price per share of CLP 6,500).

We estimate that the net proceeds to us from the global offering, after deducting the underwriters’ fees and commissions to be paid to the international underwriters and estimated expenses incurred in connection with the global offering, calculated using an exchange rate of CLP 500.00 = US$1.00, will be approximately CLP 143,555.5 million (US$287.1 million).

We cannot assure you that the rights offering will be fully or even partially subscribed by other shareholders entitled to participate in the rights offering. Consequently, our net proceeds may be limited to the net proceeds of the global offering.

We intend to use these net proceeds, together with cash from operations, to finance the growth of our businesses, both organically (existing businesses, through investments to increase capacity, purchase machinery, equipment, packaging and marketing assets, and investments in technology and distribution assets) and inorganically (new businesses, through investments in new businesses that have synergies with existing businesses, such as expanding into neighboring markets with focus on our core businesses, developing multi-category businesses in Argentina and Uruguay, entering the dairy business in Chile, participating in the ready-to-mix instant powders market, including powdered juices, coffee, tea, soups, and milk, among others, and increasing our market share in the ready-to-eat food market in Chile). We expect that these factors, combined with per capita consumption that remains low, steady population growth, the ability to increase prices above inflation and fast GDP growth, should translate into attractive opportunities to continue growing on an organic basis in the future. Therefore we intend to make investments to increase our capacity, and purchase machinery, equipment, packaging, marketing, make investments in technology and distribution assets.

We anticipate that these organic expenditures will total approximately CLP 600 billion (CLP 585.8 billion) for the 2013-2016 period, and another approximately CLP 600 billion (CLP 613.6 billion) for the 2017-2020 period. In addition, we expect that we will require a working capital increase of CLP 150 billion for the period from 2013 to 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—E. Liquidity and Capital Resources—Investment and Capital Expenditure Plan.” It is likely that our actual capital expenditures may vary significantly from our current projections based on timing of investments and changes in market conditions and available opportunities. We cannot predict the timing of any acquisition or the amount of consideration that will be paid therefor. Certain expenditures may vary from the current plan due to regulatory risks, fluctuations in exchange rates or inflation rates, changes in technology, and other unforeseen factors. We may also decide to reallocate our planned capital expenditures among our businesses from time to time based on market conditions and available opportunities.

We will explore inorganic growth (new businesses) opportunities in the following five dimensions:

1.	Expand into neighboring markets (Paraguay, Bolivia, Peru and Colombia) with a focus on core businesses (Chile, Argentina, and Uruguay);

2.	Develop multi-category businesses in Argentina and Uruguay;

3.	Expand into the dairy products market in Chile;

4.	Participate in the instant powders market (ready to mix) such as powdered juices, coffee, tea, soups, powdered milk among others; and

5.	Increase market share in the food market (ready to eat) in Chile.

Additionally, we have established five main investment criteria for inorganic growth, as described below:

1.	projects with high potential profitability in the medium term, with a possible limited dilutive short term effect;

2.	projects that will enable us to buy or potentially build relevant and large scale operations;

3.	projects that will enable us to continue developing across categories;

4.	projects with proprietary brands and/or long term license agreements with strategic partners; and

5.	projects that will enhance our competitiveness.

Price range of our common stock and ADSs

The shares of our common stock currently trade on Chilean and United States exchanges. Transactions in Chile take place on the Chilean Stock Exchanges. During 2012, volume traded on the Santiago Stock Exchange amounted to 32,334,786 shares.

Shares of our common stock traded in the United States on the NASDAQ Stock Market from September 1992 until March 1999 and have traded on the New York Stock Exchange (NYSE) since March 1999 in the form of ADSs under the ticker symbol “CCU”. Each ADS represents two shares of common stock. The ADSs are outstanding under the Amended and Restated Deposit Agreement dated as of July 31, 2013 among us, JPMorgan Chase Bank, N.A. as depositary, and all holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”). Only persons in whose names ADSs are registered on the books of the depositary are deemed by the depositary to be holders of ADSs.

As of June 30, 2013, 18,515,882 ADSs (equivalent to 37,031,763 shares of common stock) were outstanding, representing 11.63% of the total number of outstanding shares of common stock. As of June 30, 2013, we had 4,538 shareholders of record. To the best of our knowledge seven shareholders are not Chilean, excluding ADR holders, and of those seven non-Chilean shareholders, two are U.S. corporations with a total of 891,930 (0.28%) shares of common stock. Non-Chileans can also hold shares in custody of private banks. However, as that information is not publicly available, we have included seven custodians as part of the seven non-Chilean shareholders although we have no citizenship information relating thereto. It is not practicable for us to determine the proportion of ADSs beneficially owned by U.S. beneficial owners. The ADS closing price on June 30, 2013 on the NYSE was US$28.61.

The table below shows, for the periods indicated, high and low intraday prices in pesos on the Santiago Stock Exchange and high and low intraday prices of the ADSs in U.S. dollars.

	Santiago stock exchange		U.S. stock exchanges
	CLP per share(1)		US$ per ADS(2)
	High	Low	High	Low

2013
3rd Quarter (through August 19, 2013)	7,685	6,900	30.25	26.77
2nd Quarter	8,210	6,400	34.32	25.81
1st Quarter	7,972	7,398	33.82	31.17

2012
4th Quarter	7,800	6,571	31.99	27.69
3rd Quarter	6,783	6,066	28.54	24.96
2nd Quarter	7,800	6,195	32.40	24.28
1st Quarter	7,080	6,089	31.48	24.69

2011
4th Quarter	6,800	5,014	25.24	19.36
3rd Quarter	5,600	4,720	24.00	19.43
2nd Quarter	5,800	5,350	24.56	22.58
1st Quarter	5,759	4,900	24.13	20.56

(1)	Source: Santiago Stock Exchange.

(2)	Source: NYSE NET. On December 20, 2012, there was an ADR ratio change from 1 ADR to 5 common shares to a new ratio of 1 ADR to 2 common shares. Prices shown above take into account this change.

Exchange rates, foreign investment and exchange controls in Chile

Exchange rates

Fluctuations in the exchange rate between the peso and the U.S. dollar will affect the U.S. dollar equivalent of the Chilean peso price of our shares of common stock on the Chilean Stock Exchanges. These exchange rate fluctuations will likely affect the price of our ADSs and the conversion of cash dividends relating to the shares represented by ADSs from Chilean pesos to U.S. dollars. In addition, to the extent that significant financial liabilities of the Company are denominated in foreign currencies, exchange rate fluctuations may have a significant impact on earnings.

In Chile, there are two currency markets, the Formal Exchange Market (Mercado Cambiario Formal) and the Informal Exchange Market (Mercado Cambiario Informal). The Formal Exchange Market is comprised of banks and other entities authorized by the Central Bank of Chile (Banco Central de Chile) (the “Central Bank of Chile”). The Informal Exchange Market is comprised of entities that are not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies, among others. The Central Bank of Chile is empowered to require that certain purchases and sales of foreign currencies be carried out on the Formal Exchange Market. Both the Formal and Informal Exchange Markets are driven by free market forces. Current regulations require that the Central Bank of Chile be informed of certain transactions and that they be effected through the Formal Exchange Market.

The U.S. dollar observed exchange rate (dólar observado) (the “Observed Exchange Rate”), which is reported by the Central Bank of Chile and published daily in the Official Gazette (Diario Oficial), is the weighted average exchange rate of the previous business day’s transactions in the Formal Exchange Market. Nevertheless, the Central Bank of Chile may intervene by buying or selling foreign currency on the Formal Exchange Market to attempt to maintain the Observed Exchange Rate within a desired range. Except for the foregoing, there are no limits imposed on the extent to which the rate of exchange in the Formal Exchange Market or the Observed Exchange Rate may differ.

The Informal Exchange Market reflects transactions carried out at an informal exchange rate (the “Informal Exchange Rate”). There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate. Foreign currency for payments and distributions with respect to the ADSs may be purchased in either in the Formal or the Informal Exchange Market, but such payments and distributions must be remitted through the Formal Exchange Market.

The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

As of June 30, 2013, the U.S. dollar exchange rate used by us was CLP 507.16 per US$1.00. As of September 12, 2013, the latest practicable date, the U.S. dollar exchange rate was CLP 503.92 per US$1.00.

The following table sets forth the annual low, high, average and period-end Observed Exchange Rate for U.S. dollars for the periods set forth below, as reported by the Central Bank of Chile:

	Daily observed exchange rate CLP per US$(1)
	Low(2)	High(2)	Average(3)	Period- end(4)

Year ended December 31,
2008	431.22	676.75	521.79	636.45
2009	491.09	643.87	559.67	507.10
2010	468.37	549.17	510.38	468.01
2011	455.91	533.74	483.36	519.20
2012	469.65	519.69	486.75	479.96

Month ended
July 2013	497.79	514.34	504.86	515.42
June 2013	492.59	514.38	502.89	507.16
May 2013	469.64	492.80	479.53	499.78
April 2013	466.50	477.74	472.14	471.31
March 2013	471.10	474.82	472.48	472.03

(1)	Nominal figures.

(2)	Exchange rates are the actual low and high, on a day-by-day basis for each period.

(3)	For yearly data, the average of monthly average rates during the period reported, and for monthly data, the average of daily average rates during the period reported.

(4)	Published on the first day after month (year) end.

Calculation of the appreciation or devaluation of the Chilean peso against the U.S. dollar in any given period is made by determining the percent change between the reciprocals of the Chilean peso equivalent of US$1.00 at the end of the preceding period and the end of the period for which the calculation is being made. For example, to calculate the appreciation of the year-end Chilean peso in 2012, one determines the percent change between the reciprocal of CLP 519.20 (the value of one dollar as of December 31, 2011) and the reciprocal of CLP 479.96 (the value of one U.S. dollar as of December 31, 2012). In this example, the percentage change between 0.001926 (the reciprocal of 519.20) and 0.002089 (the reciprocal of 479.96) is 8.5%, which represents the 2012 year-end appreciation of the Chilean peso against the 2011 year-end U.S. dollar. A positive percentage change means that the Chilean peso appreciated against the U.S. dollar, while a negative percentage change means that the peso devaluated against the U.S. dollar.

The following table sets forth the period-end rates for U.S. dollars for the years ended December 31, 2008 through December 31, 2012 and through the date indicated in the table below, based on information published by the Central Bank of Chile.

Chilean peso equivalent of US$1 year ended:	Period end	Appreciation (devaluation)(1)

December 31, 2008	636.45	(28.1)%
December 31, 2009	507.10	20.3%
December 31, 2010	468.01	7.7%
December 31, 2011	519.20	(10.9)%
December 31, 2012	479.96	7.5%

Source: Chilean Central Bank.

(1)	Calculated based on the variation of period-end exchange rates.

Foreign investment and exchange controls in Chile

The Central Bank of Chile is responsible for, among other things, monetary policies and exchange controls in Chile. Currently applicable foreign exchange regulations are set forth in the Compendium approved by the Central Bank of Chile in 2002, as amended. Appropriate registration of a foreign investment in Chile currently permits the investor access to the Formal Exchange Market. Foreign investments can be registered with the Foreign Investment Committee under D.L. 600 of 1974 or can be registered with the Central Bank of Chile under the Central Bank Act.

In connection with our initial public offering of ADSs and subsequent capital increases, we entered into a Foreign Investment Contract with the Chilean Central Bank and the Depositary, pursuant to Article 47 of the Central Bank Act and former Chapter XXVI of the Compendium, which governed the issuance of ADSs by a Chilean company. Pursuant to the Foreign Investment Contract, the foreign exchange for payments and distributions with respect to the ADSs may be purchased in either the Formal Exchange Market or the Informal Exchange Market, but such payments must be necessarily remitted through the Formal Exchange Market.

As of April 19, 2001, Chapter XXVI was eliminated and new investments in ADSs by non-residents of Chile are now governed instead by Chapter XIV of the Compendium. This change was made with the purpose of simplifying and facilitating the flow of capital to and from Chile. As a result of the elimination of Chapter XXVI, access to the Formal Exchange Market is no longer assured.

Chapter XIV regulates the following type of investments: credits, deposits, investments and equity contributions (such as the contributions to be made to CCU pursuant to this rights offering).

We have recently begun the process of terminating our Foreign Investment Contract, and accordingly, these securities will become subject to Chapter XIV of the Compendium, and current ADS holders will no longer have guaranteed access to the Formal Exchange Market. A Chapter XIV investor may at any time repatriate an investment made in CCU upon sale of the shares of CCU and the profits derived therefrom, with no monetary ceiling, subject to the then effective regulations, which must be reported to the Central Bank of Chile.

Except for compliance with tax regulations and some reporting requirements, currently there are no rules in Chile affecting repatriation rights, except that the remittance of foreign currency must be made through a Formal Exchange Market entity. However, the Central Bank of Chile has the authority to change such rules and impose exchange controls.

Dividends and dividend policy

Dividend policy

Our dividend policy is reviewed and established from time to time by our board of directors and reported during our regular shareholders’ meeting, which is generally held in April of each year. Each year our board of directors must submit its proposal for a final dividend for the preceding year for shareholder approval at the annual shareholders’ meeting. As required by the Chilean Corporations Act, unless otherwise decided by unanimous vote of the issued shares of our common stock, we must distribute a cash dividend in an amount equal to at least 30% of our net income for that year, after deducting any accumulated losses from previous years. Our board of directors has the authority to pay interim dividends during any one fiscal year, to be charged to the earnings for that year.

Our board of directors announced at our annual shareholders’ meeting held on April 10, 2013, its dividend policy for future periods, authorizing the distribution of cash dividends in an amount at least equal to 50% of our Income of the Year Attributable to Equity Holders of the Parent Company under IFRS for the previous year. Our dividend policy is subject to change in the future due to changes in Chilean law, capital requirements, economic results and/or other factors.

Dividends are paid to shareholders of record as of midnight on the fifth business day, including Saturdays, prior to the date set for payment of the dividend. The holders of ADRs on the applicable record dates are entitled to dividends declared for each corresponding period.

Dividends are paid in cash, unless there is a unanimous decision by the shareholders, or two-thirds of shareholders if the 30% minimum dividend has already been paid, that payment to all shareholders may be made with other assets or granting the shareholders the option to choose between cash payment or payment with other assets. With the same quorum, the shareholders’ meeting will approve the assets with which the dividends will be paid, appraise their value and establish the procedure for the exercise of the option and payment of the dividends, as the case may be.

Dividends

The table below sets forth, for each of the years indicated, the per share amounts of dividends distributed by the Company and the amount of dividends distributed per ADS (one ADS represents two shares of common stock) in U.S. dollars. See “Exchange Rates; Foreign Investment and Exchange Controls in Chile”.

Year ended December 31,	Interim	CLP dividend per share(1)			US$ dividend per ADS(2)
		Final(3)	Total	Interim	Final(3)	Total

2008	47	108.66	155.66	0.15	0.36	0.51
2009	60	141.00	201.00	0.24	0.54	0.78
2010	58	115.78	173.78	0.23	0.50	0.73
2011	61	131.70	192.70	0.24	0.54	0.78
2012	63	116.64	179.64	0.27	0.49	0.76

(1)	Interim and final dividend amounts are expressed in historical pesos.

(2)	U.S. dollars per ADR dividend information serves reference purposes only as we pay all dividends in Chilean pesos. On December 20, 2012, there was an ADR ratio change from 5 to 2 common shares per ADR. The amounts shown above have been adjusted to reflect this change. The Chilean peso amounts as shown here have been converted into U.S. dollars at the respective observed exchange rate in effect at each payment date. Note: The Federal Reserve Bank of New York does not report a noon buying rate for Chilean pesos.

(3)	The final dividend with respect to each year is declared and paid by CCU within the first five months of the subsequent year.

Other than in relation to Argentina, where the present measures taken by the Argentine Government to control the trade balance and the foreign exchange rate do not allow for the repatriation of dividends from our subsidiaries to Chile, there are no material restrictions, either legal or economic, that would limit our ability to transfer funds (i.e., dividends, loans, or advances) from our subsidiaries to us.

For a discussion of Chilean withholding taxes and access to the formal currency market in Chile in connection with the payment of dividends and sales of ADSs and the underlying common stock, see “Taxation” and “Exchange Rates; Foreign Investment and Exchange Controls in Chile”.

Capitalization

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2013:

(i)	on a historical basis;

(ii)	as adjusted to give effect to (based on the waiver by our Controlling Shareholder of its rights with respect to such shares) the sale of 22,583,797 shares of common stock in the global offering at an offering price of US$26.00 per ADS in the portion of the global offering taking place outside Chile (the “international share offering”) and a public offering price of CLP 6,500 per share in the portion of the global offering taking place in Chile (the “Chilean share offering”); and:

(a)	the sale of 14,208,101 shares of common stock in the rights offering (50% participation in the rights offering) at an equivalent price per share as the price at which the shares of common stock are being offered in the Chilean share offering, or

(b)	the sale of 28,416,203 shares of common stock in the rights offering (100% participation in the rights offering) at an equivalent price per share as the price at which the shares of common stock are being offered in the Chilean share offering, after deducting underwriting commissions and estimated offering expenses and to reflect the application of the net proceeds as described in “Use of Proceeds.”

For additional information, see our financial statements incorporated herein by reference. There has been no material change in our cash and cash-equivalents, current loans, non-current loans or equity since June 30, 2013 other than as described herein.

	As of June 30, 2013
	Actual	As adjusted 50%(2)	As adjusted 100%(3)	Actual	As adjusted 50%(2)	As adjusted 100%(3)

	(in millions of US$)(1)			(in millions of CLP)

Cash and Cash Equivalents	131	595	778	65,827	299,663	392,016

DEBT
Current loans:
Other financial liabilities	256	256	256	129,219	129,219	129,219

Non-current loans:
Other financial liabilities	289	289	289	145,627	145,627	145,627
Total debt	545	545	545	274,846	274,846	274,846

EQUITY
Paid-in capital	456	456	456	231,020	231,020	231,020
Total shares offered hereby	—	464	647	—	233,836	326,189
Other reserves	(98)	(98)	(98)	(49,619)	(49,619)	(49,619)
Retained earnings	903	903	903	458,219	458,219	458,219
Non-controlling interests	184	184	184	92,548	92,548	92,548
Total equity	1,445	1,908	2,091	732,167	966,003	1,058,355
Total debt and equity	1,990	2,453	2,637	1,007,013	1,240,849	1,333,201

(1)	Chilean peso amounts have been translated into U.S. dollars at an exchange rate of CLP 503.92 per US$1.00, the observed exchange rate on September 12, 2013. See “Exchange Rates; foreign investment and exchange controls in Chile.”

(2)	Assumes the sale of 22,583,797 shares of common stock in the global offering and 14,208,101 shares of common stock in this rights offering.

(3)	Assumes the sale of 22,583,797 shares of common stock in the global offering and 28,416,203 shares of common stock in this rights offering.

The rights offering

General information

On June 18, 2013, our shareholders approved an increase in our authorized capital through the issuance of 51,000,000 additional shares of common stock. If subscribed during the rights offering period, such shares would be issued for CLP 6,500 per share (CLP 13,000 per ADS) or CLP 331.5 billion (US$663.0 million at an exchange rate of CLP 500.00 if fully subscribed.

According to Chilean law, the issuance of common stock triggers preemptive rights of our existing shareholders. Although we are not required under the existing arrangements to extend the preemptive rights to U.S. holders of its common stock and ADSs outside of Chile, we have voluntarily elected to register this rights offering with the SEC, in order to enable U.S. holders to participate in the rights offering outside of Chile. The ADS rights will be transferable and we expect them to be admitted for trading on the New York Stock Exchange.

We are offering 28,416,203 shares of common stock, in the form of common stock or ADSs, in this rights offering to holders of our common stock and of ADSs representing our common stock.

If you are a holder of ADSs at 5:00 p.m. (New York City time) on September 9, 2013, which is the ADS record date, you will receive transferable ADS rights evidencing the right to subscribe for new ADSs. You will receive 0.1601241 ADS rights for every ADS held on the ADS rights record date. No fractional ADS rights will be issued. Instead, share rights underlying such fractional entitlements to ADS rights will be aggregated and sold by the depositary, together with the share rights underlying any unexercised ADS rights, and net cash proceeds (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders as of the ADS record date but only to the extent a holder is entitled to a net proceeds of more than US$15, with entitlements to net proceeds equal to or less than US$15 being forfeited. One ADS right will entitle you to purchase one new ADS at a subscription price of CLP 13,000 per new ADS (plus applicable fees, taxes and expenses), payable in U.S. dollars. JPMorgan Chase Bank, N.A., the depositary for the ADSs, will act as ADS rights agent in respect of the ADS rights offered hereby. The ADS rights agent will send to each record holder of ADSs registered on the books of the depositary, provided such holder was such on the ADS record date, a Company notice, a rights certificate including a subscription form for exercising ADS rights, and this prospectus supplement and the accompanying prospectus. The Information Agent will provide to banks and brokers whose beneficial owner customers own ADSs on the ADS record date copies of the rights offering materials in the quantities requested by such banks and brokers for forwarding to such beneficial owners.

If you are a holder of common stock at midnight (Santiago, Chile time) on September 7, 2013, which is the common stock record date, you will receive transferable share rights evidencing the right to subscribe for new shares of common stock. You will receive 0.1601241 share rights for every share of common stock held on the common stock record date. The share rights will be transferable and will be listed for trading on the Chilean Stock Exchanges. One share right will entitle you to purchase one new share of common stock at a subscription price of CLP 6,500 per share of common stock.

Rights waived and shares not subscribed in the subscription period may be offered by us to the public. The issuance price must be no less than the price of the shares offered in the rights offering if issued immediately after such offering period and within the 30 days thereafter. Upon the expiration of the 30 day period, there may be no minimum issue price if the unsubscribed shares are sold on a stock exchange.

Common stockholders and ADS holders generally will be treated alike in the rights offering, except that:

•

The timing of certain actions and periods will differ for holders of ADS rights and for holders of share rights. In particular, the last date for exercise and payment is earlier for holders of ADS rights and ADS holders therefore have less time to exercise their ADS rights than the holders of share rights have to exercise such rights.

•

Holders of share rights must pay the subscription price in Chilean pesos, whereas holders of ADS rights must pay an estimated ADS subscription price in U.S. dollars under an arrangement with the ADS rights agent. The estimated ADS subscription price includes an allowance for potential fluctuations between the Chilean peso and the U.S. dollar, conversion expenses, the payment of ADS issuance fees of the depositary and financial transaction taxes, if any, in Chile.

•

Holders of share rights will receive no compensation in the event that they do not exercise such rights, whereas the ADS rights agent will endeavor to sell the share rights underlying ADS rights prior to the end of the share subscription period even if the holder thereof takes no action.

The procedures for exercising ADS rights and share rights and information about the purchase and sale of such rights are summarized below.

Offers and sales in certain jurisdictions

Investors should note that the offer, sale, exercise or acceptance of, or the subscription for, any of the securities described in this prospectus supplement to or by persons located or resident in jurisdictions other than Chile and the United States may be restricted or prohibited by the laws of the relevant jurisdiction. No ADS rights will be credited to any account, nor will any new ADSs or certificates evidencing such securities be delivered to investors in any jurisdiction in which it would be illegal to do so, or where doing so would trigger any prospectus, registration, filing or approval requirement or otherwise violate the securities laws of such jurisdictions or be prohibited. The Company reserves absolute discretion in determining whether any holder of ADSs located or resident outside Chile and the United States may participate in this rights offering.

Each person who exercises, accepts, subscribes for or purchases any of the securities described in this prospectus supplement must do so in accordance with the restrictions set forth in this prospectus supplement.

Offering to ADS Holders

Summary Timetable

The timetable below lists some important dates relating to the ADS rights offering:

ADS record date—date for determining holders of ADSs receiving ADS rights, 5:00 p.m. (New York City time):	September 9, 2013

ADS Subscription form sent to ADS holders:	On or about September 13, 2013

Trading in ADS rights on the NYSE commences:	September 13, 2013

ADSs trade ex-rights:	September 16, 2013

Closing date of trading in ADS rights on the NYSE:	September 30, 2013

ADS rights expiration date—end of period during which ADS rights holders can subscribe for new ADSs, 2:30 p.m. (New York City time):	October 4, 2013

Settlement date—ADS rights agent converts U.S. dollars into Chilean pesos to pay the subscription price for new ADSs subscribed in the rights offering	On or about October 8, 2013

New shares of common stock expected to be delivered:	On or about October 9, 2013

Deposit of new shares of common stock with the custodian for ADR program:	On or about October 9, 2013

New ADSs expected to be delivered as soon as practicable after:	On or about October 10, 2013

The following is a summary of the important provisions of the rights agency agreement between us and JPMorgan Chase Bank, N.A., as ADS rights agent, pursuant to which you will receive the ADS rights.

Rights offering to holders of ADSs

If you hold ADSs on the ADS record date, you will receive ADS rights evidencing the right to subscribe for new ADSs. You will receive 0.1601241 ADS right for every ADS you hold on the ADS record date. One ADS right will entitle you to purchase one new ADS at a subscription price of CLP 13,000 per ADS (plus applicable fees, taxes and expenses), payable in U.S. dollars. You will only receive a whole number of ADS rights.

You may subscribe for all or a portion of the ADSs to which the ADS rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional new ADSs. Instead, share rights underlying such fractional entitlements to ADS rights will be aggregated and sold by the depositary, together with the share rights underlying any unexercised ADS rights, and net cash proceeds (after deduction of fees, taxes and expenses) will be distributed to the applicable ADS holders as of the ADS record date but only to the extent a holder is entitled to net proceeds of more than US$15, with entitlements to net proceeds equal to or less than US$15 being forfeited.

The exercise of your ADS rights is irrevocable and may not be modified or cancelled.

ADS subscription form

The ADS subscription form will state the number of ADS rights corresponding to the number of ADSs registered in the name of the holder to whom such ADS subscription form is sent, with 0.1601241 ADS rights being issued for every ADS held on the ADS record date. The ADS rights agent will mail the ADS subscription form, together with a letter of instructions on or about September 16, 2013 to each record holder of ADSs registered on the books of the depositary on the ADS record date. If you held ADSs on the ADS record date through a bank or broker or other nominee, such nominee will forward information to you regarding how you may exercise your ADS rights, and your exercise of such rights may be made only by such nominee pursuant to your instructions.

ADS record date

The record date for determining the holders of ADSs entitled to receive ADS rights is September 9, 2013. Only holders of record of ADSs at 5:00 p.m. (New York City time) on the ADS record date will be entitled to receive ADS rights.

ADS rights exercise period

ADS rights may be exercised during the period from September 13, 2013 through 2:30 p.m. (New York City time) on October 4, 2013, which is the ADS rights expiration date. If you do not exercise your ADS rights within the ADS rights exercise period, your ADS rights will expire and you will have no further rights, except as specified under “—Unexercised ADS rights” below.

ADS rights agent

JPMorgan Chase Bank, N.A., the depositary for the ADSs under our Deposit Agreement, is acting as the ADS rights agent to accept the exercise of the ADS rights for the subscription of the new ADSs offered hereby and to distribute the new ADSs to subscribing holders of ADS rights.

ADS deposit amount

The ADS subscription price is CLP 13,000 per ADS, plus certain taxes, fees and expenses. You must pay the ADS subscription price in U.S. dollars.

In order to exercise your ADS rights and to subscribe for any new ADSs, you must pay the ADS deposit amount of US$26.52 per subscribed new ADS, which is the ADS subscription price of CLP 13,000.00 converted into U.S. dollars at an exchange rate of CLP 500.00 per U.S. dollar, plus an additional 2%, representing an allowance for potential fluctuations in the exchange rate between the Chilean peso and the U.S. dollar, ADS issuance fees of the depositary of US$0.05 per new ADS and expenses and certain taxes, including currency conversion expenses.

Settlement of the exercised share rights underlying ADSs in Chile will be implemented by the Company and Banco de Chile, as local custodian of the depositary. Subscribing ADS rights holders will not receive delivery of their new ADSs until settlement of any subsequent subscriptions during the preemptive rights period (i.e., all subscribing ADS rights holders will receive delivery of their new ADSs at the same time, regardless of when the ADS rights are exercised during the preemptive rights period).

The ADS rights agent will continue to accept subscriptions from ADS rights holders until the expiration of the ADS rights subscription period, whereby the ADS rights agent will submit all subscriptions and ADS deposit amounts received and will convert the amounts into Chilean pesos as described below. The ADS rights agent will make the conversion from U.S. dollars into Chilean pesos to pay the subscription price for new ADSs for which your rights entitle you to subscribe at any commercially practicable rate. If there is any excess in U.S. dollars as a result of this conversion, after deducting ADS issuance fees, currency conversion expenses and financial transaction taxes, the ADS rights agent will refund the amount of any excess in U.S. dollars promptly to the subscriber without interest, so long as such excess is greater than US$15 (otherwise such excess is forfeited).

In connection with each exchange rate conversion and subscription payment in Chile, the ADS rights agent will deduct from each subscribing holder’s ADS deposit amount the amount of ADS issuance fees payable to the depositary in respect of new ADSs being subscribed, plus currency conversion expenses. The ADS issuance fees are US$0.05 per new ADS on the ADS Record Date.

If the ADS deposit amount is insufficient to pay the actual ADS subscription price in Chilean pesos plus ADS issuance fees, currency conversion expenses and financial transaction taxes in respect of the number of new ADSs you are subscribing for and are allocated, the ADS rights agent will pay the deficiency on your behalf. You will then have to pay promptly the amount of the difference, including interest and expenses, and will not receive any of the new ADSs you subscribed for until the ADS rights agent receives your payment. If you do not pay the amount of the deficiency advanced by the ADS rights agent by October 18, 2013, the ADS rights agent may sell enough of your new ADSs to cover the amount of the deficiency. The ADS rights agent would then send you new ADSs and a check in the amount of any excess proceeds from the sale, net of ADS issuance fees, expenses, taxes and sales commissions. If, however, the aggregate amount of excess proceeds from the sale of your new ADSs is equal to or less than US$15, such proceeds will be forfeited.

Procedure for exercising ADS rights

The exercise of ADS rights is irrevocable and may not be canceled or modified. You may exercise your ADS rights as follows:

Subscription by DTC Participants.    If you hold ADS rights through The Depository Trust Company (DTC), you can exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the estimated ADS deposit amount for the new ADSs and to deliver such amount to the ADS rights agent. DTC must receive the subscription instructions and the payment of the ADS deposit amount for the new ADSs by the ADS rights expiration date.

Subscription by Registered Holders of ADS Rights.    If you are a registered holder of ADS rights, you can exercise your ADS rights by delivering to the ADS rights agent a properly completed ADS subscription form and paying in full the ADS deposit amount for the subscribed new ADSs. You may make such payment by certified check, bank draft drawn upon a U.S. bank or postal or express money order payable to “JPMorgan Chase Bank, N.A.”, as ADS rights agent.

The properly completed ADS subscription form and payment should be delivered to:

By mail:	By hand or overnight courier:

JPMorgan Chase Bank, N.A. Voluntary Corporate Actions Department P.O. Box 64854 St. Paul, MN 55164-0854	JPMorgan Chase Bank, N.A. Voluntary Corporate Actions Department 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120-4100

The ADS rights agent must receive the ADS subscription form and payment of the ADS deposit amount sufficiently before the ADS rights expiration date so that any check submitted to subscribe clears prior to the ADS rights expiration date. Deposit in the mail will not constitute delivery to the ADS rights agent. The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted ADS subscription form.

Subscription by Beneficial Owners.    If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and to arrange for payment of the estimated ADS subscription price in U.S. dollars.

We will determine all questions about the timeliness, validity, form and eligibility of exercising ADS rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. The ADS subscription form will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent have an obligation to notify you of any defect or irregularity in submitting the ADS subscription forms. We and the ADS rights agent will not incur any liability for failing to do so.

You will elect the method of delivering the ADS subscription form and paying the ADS deposit amount to the ADS rights agent, and you will bear any risk associated with it. If you send the ADS subscription form, notices or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.

Information Agent.    For additional information regarding the ADS rights offering and the procedures for exercising ADS rights, contact our information agent, Innisfree M&A Incorporated:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, NY 10022

ADS Holders May Call:

888-750-5834 (Toll-Free From the US)

+1-412-232-3651 (From Other Countries)

Banks, Brokers and Institutional Holders May Call:

+1-212-750-5833 (Collect)

Sale of ADS rights

Holders of ADS rights who opt to sell all or a portion of their ADS rights through the ADS rights agent need do nothing and the ADS rights agent will endeavor to sell the share rights underlying the unexercised ADS Rights prior to the end of the share subscription period. Such share rights will be sold in the local Chilean market and such sales will be subject to a 35% Chilean withholding tax, among any other charges, fees or taxes such sale and/or non-Chilean resident holder may be subject to, with the net proceeds distributed to the holders entitled thereto but only to the extent a holder is entitled to net proceeds of more than US$15 (otherwise such proceeds are forfeited).

Holders of ADS rights certificates desiring to sell their ADS rights before the end of the ADS subscription period must transfer their rights into “Street-name,” (i.e., into the name of a bank, broker or other nominee) and instruct the bank, broker or other nominee to sell such ADS rights.

If you hold your ADS rights through a bank, broker or other nominee and would like to sell all or a portion of your ADS rights, you should contact such bank, broker or other nominee and instruct such party to sell such ADS rights on the New York Stock Exchange.

Unexercised ADS rights

Holders of ADSs who transfer or do not exercise their ADS rights will have their percentage ownership interest in us diluted, and will only be entitled to the net proceeds from the sale of the share rights underlying their unexercised or untransferred ADS rights, provided such net proceeds exceed US$15 (otherwise such proceeds are forfeited). Non-Chilean resident holders of ADS rights are advised that sales of the share rights underlying the ADS rights by the ADS rights agent will take place in the local Chilean market, and are accordingly subject to a 35% withholding tax, among any other charges, fees or taxes a holder may be subject to.

Transfer of ADS rights

We have submitted a request to admit the ADS rights for trading on the New York Stock Exchange. If accepted, the ADS rights will trade under the symbol “CCU RT” and the CUSIP number for the ADS rights will be “204429 112”. We expect that trading in the ADS rights on the New York Stock Exchange will commence on September 13, 2013 and continue until September 30, 2013.

However, we cannot provide you any assurances that the ADS rights will be admitted for trading on the New York Stock Exchange. If our request to admit the ADS rights for trading is not accepted for any reason, including if the ADS right does not represent a realizable part of the market value of the beneficiary security (i.e., the subscription price is equal to or greater than the market price of the ADS at the start of business on the first day of the ADS subscription period), we intend to proceed with the rights offering, and the ADS rights agent will endeavor to sell any unexercised share rights prior to the end of the share subscription period on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange. In the event that the ADS rights are not admitted for trading on the New York Stock Exchange, we will promptly notify you by means of a free writing prospectus.

Holders who hold their ADS rights through DTC or in a brokerage or custodian account with a participant in DTC may transfer their ADS rights by book-entry transfer through DTC or a DTC participant from and including September 13, 2013 through and including September 30, 2013. Holders who hold ADS rights certificates may only transfer their ADS rights through the ADS rights agent, as described below under “Sales of ADS Rights Through the ADS Rights Agent”.

ADS rights may not be converted into share rights and share rights may not be converted into ADS rights.

ADS issuance fee

Subscribing holders will be charged an ADS issuance fee of US$0.05 per ADS issued, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the ADS deposit amount in respect of each subscription at the time it makes the relevant subscription payment in Chile.

Delivery of ADSs

The depositary will issue and deliver new ADSs purchased pursuant to the ADS rights offering as soon as practicable after the receipt of the shares of common stock by the depositary’s custodian in Chile. You will not receive the new ADSs you subscribed for when you exercised your ADS rights until the ADS rights agent has received any deficiency you may owe from payment of the ADS deposit amount. New ADSs will rank equally in all respects with existing ADSs.

Offering to holders of common stock

Summary timetable

The timetable lists some important dates relating to the rights offering:

Publication of notice to shareholders in Chile:	August 30, 2013

Common stock record date—date for determining holders of common stock receiving share rights:	September 7, 2013

Share rights offering commencement date—beginning of period during which share rights holders may subscribe for new common stock:	September 13, 2013

Share rights offering expiration date—end of 30-day period during which share rights holders may subscribe for new shares of common stock, 5:00 p.m. (Santiago, Chile time):	October 12, 2013

New shares of common stock expected to be delivered:	Upon subscription and payment

Share rights offering to holders of common stock

If you hold common stock on the common stock record date, you will receive transferable share rights evidencing the right to subscribe for new shares of common stock. You will receive 0.1601241 share rights for every share of common stock you hold on the common stock record date. One share right will entitle you to purchase one new share of common stock at a subscription price of CLP 6,500 per share of common stock. We will not issue any fractional new shares of common stock.

Share rights

Share rights will be registered in book-entry form at the Chilean clearing system, the DCV, in an account in the name of the shareholder’s custodian. If you were a common stockholder of record on the common stock record date, you should receive from the broker or custodian through which you hold your common stock a written confirmation of the issuance of share rights. Share rights will be entered into stockholders’ book-entry accounts on or about September 13, 2013.

Share rights will be transferable and will trade on the Chilean Stock Exchanges. Share rights will not be listed on any stock exchange in the United States. If you transfer or sell your rights, you will have no further rights to purchase new common stock in the rights offering with respect to the share rights transferred or sold.

Common stock record date

The record date for the determination of common stockholders entitled to share rights is September 7, 2013. Only common stockholders of record at midnight (Santiago, Chile time) on the common stock record date will be entitled to receive share rights.

Share rights exercise period

Share rights may be exercised during the 30-day period from September 13, 2013 through 5:00 p.m. (Santiago time) on October 12, 2013. Following the rights expiration date, the share rights will expire and common stockholders will have no rights.

Common stock subscription price

The subscription price for new shares of common stock purchased upon the exercise of rights is CLP 6,500 per share of common stock.

Procedure for exercising rights

The exercise of share rights is irrevocable and may not be canceled or modified. Common stock held directly in Chile are generally held either through brokers or local banks, as custodians. If you hold your shares through a custodian, and you wish to subscribe for common stock in this rights offering, you should ask your broker or local bank to subscribe on your behalf. Please consult with your broker or local bank regarding the method of payment for the shares for which you wish to subscribe. Your broker or local bank may request that you fill out documentation in connection with the subscription.

Any shareholder who is a natural person should be prepared to show to his or her broker, his or her identity card or passport, taxpayer registration card and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker. In the case of powers-of-attorney, an original or certified copy of the document that grants powers of representation must be presented.

It is the shareholder’s responsibility to contact a broker, sufficiently in advance of the rights expiration date to enable the timely exercise of your rights.

If you or your custodian fails to exercise your rights by October 12, 2013, your rights will lapse and you will have no further rights.

The settlement of subscribed shares will be implemented by the Company and your custodian.

You or your custodian may continue to exercise share rights until October 12, 2013.

If you hold the common stock through a custodian in Chile, please consult with your custodian as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

Rights waived and shares not subscribed in the subscription period may be offered by us to the public. The issuance price must be no less than the price of the shares offered in the rights offering if issued immediately after such offering period and within the 30 days thereafter. Upon the expiration of the 30 day period, there may be no minimum issue price if the unsubscribed shares are sold on a stock exchange.

We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new common stock, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. We and the custodian will not incur any liability for failing to do so.

Purchase and sale of rights

You may exercise, sell or transfer your rights to others through brokers.

Delivery of new common stock

You should receive delivery of the new common stock you subscribed for through a credit of the new shares of common stock to your securities custody account. New shares of common stock will rank equally in all respects with existing shares of common stock.

Management’s discussion and analysis of financial condition and results of operations

A. Overview

We are a diversified Chilean company engaged through our subsidiaries in the beverages and confectionary businesses, operating in Chile, Argentina and Uruguay. We also export wine to more than 85 countries. We have a broad product portfolio of highly recognized brands. Based on our estimates, we are, by market share based on volume, the largest Chilean brewer, the second-largest brewer in Argentina, the second-largest Chilean soft drink producer, the third-largest wine producer in the domestic Chilean market, the second-largest Chilean wine exporter, the largest Chilean bottled water and nectars producer, the largest pisco producer and distributor and the second-largest juices producer. According to our estimates, we have been able to increase our weighted-average market share in the categories in which we compete from 27.2% in 2002 to 32.2% in 2012, excluding Uruguay, cider and wines in Argentina and milk in Chile. We also participate in the home and office bottled water delivery, rum distribution and confectionary industries in Chile. We have licensing and/or distribution agreements with Heineken Brouwerijen B.V., Anheuser-Busch International Inc., Cervecera Austral S.A., Cervecería Modelo S.A. de C.V., PepsiCo Inc., Stokely Van Camp Inc., Pepsi Lipton International Limited, Seven-Up International (a division of The Concentrate Manufacturing Company of Ireland), Schweppes Holdings Limited, Promarca S.A., Arthur Guinness Son & Company (Dublin) Limited and Guinness Overseas Limited, Nestlé S.A., Société des Produits Nestlé S.A., Nestec S.A., Pernod Ricard Chile S.A. and Compañía Pisquera Bauzá S.A.

We face certain key challenges and risks associated with our business. These risks include competition within the marketplace, managing operating costs and the integration and expansion of new products. Competitors are investing in the markets in which we compete and launching new products, and therefore, we must concentrate on competitive pricing and marketing strategies to maintain our market share. Operating costs are subject to variations depending on plant efficiency, product mix and production cycles, and also on commodities prices and the rate of exchange from Chilean pesos to foreign currencies including US$ and Euro. Our principal costs include the cost of raw and packaging materials, distribution and marketing costs. We continue to sell and deliver new products to our customers, including products through new licensing agreements and new products through internal development.

The following discussion should be read in conjunction with our unaudited consolidated financial statement as of June 30, 2013 and 2012 and for the six-months ended June 30, 2013 and 2012 (the “Interim Financial Statements), incorporated by reference into the accompanying prospectus. The Interim Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

B. Discussion of main factors affecting operating results and financial condition of the Company

Our results of operations have been influenced and will continue to be influenced by the following key factors:

Developments in the chilean economy

During the six months ended June 30, 2013, 78% of our consolidated operating revenues was generated by our operations in Chile. Accordingly, our results of operations and financial condition are dependent upon economic conditions in Chile.

According to the Central Bank of Chile, Chilean real Gross Domestic Product (“GDP”) grew 5.6% in 2012, continuing a trend of high growth following growth rates of 6.0% and 5.3% in 2011 and 2010, respectively. The main drivers of Chile’s recent economic performance have been strong domestic demand and private investment. These solid macroeconomic fundamentals have led Chile’s debt securities to be rated investment grade by Standard & Poor’s, Fitch Ratings and Moody’s.

The table below sets forth additional details regarding Chile’s recent economic performance.

	2012	2011	2010

Chilean real GDP growth rate	5.6%	5.9%	6.1%
Internal demand growth	7.1%	9.1%	16.4%
Total investment (real growth)	22.4%	23.5%	24.9%
Reference interest rate	5.00%	5.25%	3.25%
Fiscal balance (% of GDP)	(0.4)%	1.3%	(0.4)%
CPI Index	3.0%	3.3%	1.4%

Given that our results of operations are heavily correlated to the increase in purchasing power of the Chilean consumer, we have benefitted from the country’s recent economic growth. Future economic, social and political developments in Chile, over which we have no control, could have a material adverse effect on us. See “Risk Factors—Risks Relating to Chile” in the 2012 Form 20-F.

Commodity prices

We use a number of commodities in the manufacture of our products, most importantly raw materials such as malt and rice used in the production of beer, concentrates and sugar in the production of non-alcoholic beverages and bulk wine and grapes for the manufacturing of wine and spirits. We also use glass, plastic, aluminum and other packaging materials to package our products and are exposed to fluctuations in fuel prices through our energy purchases. As a result, our consolidated results of operations are affected by changes in commodity prices. In addition, we have a portfolio of strong brands across the premium, mainstream and value price points, which allows us to pass-through increases in commodity prices more efficiently.

Product mix

We have a product portfolio that spans four product categories, as well as various brands to reach numerous price points with the goal of reaching all socioeconomic levels. In addition to our proprietary brands, we also produce products through licensing agreements. Our product category diversification helps to reduce any seasonality effects on our business. Furthermore, we believe that our socioeconomic diversification allows us to tailor our product mix volumes depending on the purchasing power changes experienced by consumers at the various socioeconomic levels. In addition, as the purchasing power of the Chilean consumer has increased, we have benefitted from being able to sell more products aimed at higher socioeconomic levels, which generate higher margins for us.

Price elasticity

Price elasticity refers to the ability of companies to pass on certain cost increases to their consumers. As our cost of sales increase due to commodity price increases, we may not be able to pass on all of these costs to our consumers, which may, in turn, negatively affect our profit margins, which has been the case during the periods under discussion. However, as the purchase power of our final consumers increases, the effect of price elasticity on us decreases as consumers’ preferences shift to our products at the higher price points as the demand of such products is less sensitive to increases in prices.

Cost of advertising and promotion

We support our brands and products, as well as launch new products, through extensive advertising and promotions tailored for our brands and targeted to the specific markets in which we operate, particularly for our products aimed at the higher price points. As a result, we incur significant selling expenses associated with such advertising and promotion.

Distribution and production efficiencies

The ability to grow our sales volume while maintaining our current cost structure is essential in order to achieve profitable results. In order to increase our productivity, we must efficiently use our production and distribution facilities and control variable costs and expenses. In addition, within fixed costs and expenses we expect to achieve economies of scale as we intend to increase our sales volumes without using increasingly more resources.

Foreign exchange rates

Our audited consolidated financial statements are stated in Chilean pesos. We generate revenue primarily in Chilean pesos and, to a lesser extent, in other local currencies in the countries in which we operate. In addition, we generate expenses related to, among others, the purchase of raw materials, debt service payments and other financial obligations in other currencies, most importantly, in U.S. dollars. As a result, differences in the peso/U.S. dollar and other local currencies/U.S. dollar exchange rates can impact our financial statements.

C. Critical accounting policies

Financial Reporting Release Section 501.1 encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Critical accounting policies are defined as those that reflect significant judgments and uncertainties which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below with reference to the preparation of our financial statements under IFRS. For further detail of the accounting policies and the methods used in the preparation of the financial statements, see Note 2 to our 2012 audited consolidated financial statements included in the 2012 Form 20-F.

Property, plant, equipment and bottles

The key judgments we must make under the property and equipment policy include the estimation of the useful lives of our various asset types, expected residual values, the election of a method for recording depreciation, management’s judgment regarding appropriate capitalization or expensing of costs related to fixed assets, and the evaluation of potential impairments, if any.

Property and equipment are stated at cost and are depreciated using the straight-line method based on the estimated useful lives of the assets. In estimating the useful lives (residual values are considered) we have primarily relied upon actual experience with the same or similar types of equipment and recommendations from the manufacturers. Useful lives are based on the estimated amount of years an asset will be productive and are revised periodically to recognize potential impacts caused by new technologies, changes to maintenance procedures, changes in utilization of the equipment, and changing market prices of new and used equipment of the same or similar types.

Property and equipment assets are evaluated for possible impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition and operating or cash flow losses associated with the use of the long-lived asset. This process requires our estimate of future cash flows generated by each asset or group of assets. For any instance where this evaluation process indicates impairment, the appropriate asset’s carrying values are written down to net realizable value and the amount of the write-down is charged against the results of continuing operations.

Expenditures that substantially improve and/or increase the useful life of facilities and equipment are capitalized. Other maintenance or repair costs are charged income as incurred.

Goodwill, impairment of goodwill and intangible assets other than goodwill

Management exercises judgment in assessing goodwill and the useful lives of other intangible assets including commercial trademarks and software programs. Judgments are also exercised for assessing potential impairments for these kinds of assets. Goodwill is recorded as the excess of the purchase price of companies acquired over the fair value of identifiable net assets acquired and is accounted for at its cost value less accumulated impairment losses, if any. Goodwill in the acquisition of joint ventures is assessed for impairment as part of the investment, provided that there are signs indicating that the investment may be impaired. We annually review the recorded value of our goodwill, or sooner if changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability of the carrying value of the asset is determined by comparing net book value, including goodwill, to fair value based on the estimated future net cash flows of the relevant assets. See Notes 2.14 and 2.15 to our financial statements.

Deposits for returns of bottles and containers

Deposits for returns of bottles and containers corresponds to the liabilities registered by the guarantees of money received from customers for bottles and containers placed at their disposal and represents the value that will be returned to the customer when it returns the bottles and containers to the Company in good condition along with the original document. This value is determined by the estimation of the bottles and containers in circulation that are expected to be returned to the Company over a period of time based on historic experience, physical counts held by clients and independent studies over the quantities that are in the hands of end consumers, valued at the average weighted guarantees for each type of bottle and container.

The Company does not intend to make a significant repayment of these deposits within the next 12 months. However, such amounts are classified within current liabilities, under the line Other financial liabilities, since the Company does not have the legal ability to defer this payment for a period exceeding 12 months. This liability is not discounted, since it is considered payable on demand with the original document and the return of the respective bottles and containers, and it does not have adjustability or interest clauses of any kind.

Severance indemnities

As of June 30, 2013, the liabilities for mandatory severance indemnities have been determined at their current actuarial value, based on the accrued cost of the benefit, using an annual discount interest rate of 6.8% in Chile and 26.6% in Argentina. The calculation also considers several assumptions such as the estimated years of service that personnel will have at the date of their retirement, mortality rates and future salary increases. Until December 31, 2012, the actuarial gains and losses originated by the valuation of the liabilities subject to such plans was recorded directly in the Consolidated Statement of Income. Beginning January 1, 2013, due to amendment IAS 19, the actuarial gains and losses are recognized directly in Other Comprehensive Income, under Equity

Financial instruments

The Company recognizes a financial asset or liability in its balance sheet when it becomes subject to the contractual stipulations of a financial instrument. As of the date of the initial recognition, Management classifies its financial assets at fair value through profit and loss or collectible credits and accounts depending on the purpose for which the financial assets were acquired. For those instruments not classified at fair value through profit and loss, any cost attributable to the transaction is recognized as part of the asset value. The fair value of the instruments that are actively quoted in formal markets is determined by the quoted price as of the financial statement closing date. For those investments without an active market, the fair value is determined using valuation techniques including (i) the use of recent market transactions, (ii) references to the current market value of another financial instrument of similar characteristics, (iii) discounted cash flow, and (iv) other valuation models. These assets are valued at fair value and the income or losses originated by the change in fair value are recognized in the Consolidated Statement of Income. The assets at fair value through profit and loss include financial assets classified as held for trading by the Company. Financial assets are classified as held for trading when acquired with the purpose of selling them within a short term. Derivative instruments are classified as held for trading unless they are classified as hedge instruments.

The estimated losses from bad debts are determined by applying different percentages, taking into account maturity factors, until reaching 100% of the balance in most of the debts older than 180 days, with the exception of those cases, in accordance with current policies, for which losses are estimated due to partial deterioration based on a case by case analysis.

Loans and financial obligations accruing interest are initially recognized at the fair value of the resources obtained, less costs incurred directly attributable to the transaction. After initial recognition, loans and obligations accruing interest are valued at their amortized cost. The difference between the net amount received and the value to be paid is recognized in the Consolidated Statement of Income during the term of the loan, using the effective interest rate method. Interest paid and accrued related to debts and obligations used in a financing operations appear under financial expense. Loans and obligations accruing interest with a maturity within twelve month period are classified as current liabilities, unless the Company has the unconditional right to defer the payment of the obligation for at least a twelve month period after the financial statement closing date.

Accounting changes

At the end of 2012, the Company adopted the early application of International Financial Reporting Standards (IFRS) Nº 11 Joint Arrangements. This change in accounting policy requires that the investments held in the joint arrangements Promarca S.A. and Compañía Pisquera Bauzá S.A., with a participation of 50% and 49%, respectively, changed from equity method accounting to accounting for assets, liabilities, revenues and expenses in respect of the Company’s interest in these joint operations. The effects of this accounting change are explained in Note 2.28 to our audited consolidated financial statements. For comparison purposes this accounting method was applied retroactively to the six months ended June 30, 2012, without effect on the Company’s Net Income, since it is a redistribution of Net Income recognized by the method of participation in each line of the Consolidated Statement of Income. Due to earlier application of IFRS Nº11, the Company has applied IFRS Nº 10 Consolidated Financial Statements, IFRS Nº12 Disclosure of Interests in Other Entities, IAS 27 Separate Financial Statements (as amended in 2011) and IAS 28 Investments in Associates and Joint Ventures (as amended in 2011) at the same time, which have no impact on these Consolidated Financial Statements. During the six months ended June 30, 2013, there have been no other changes in the use of accounting principles or relevant changes in any accounting estimates with regard to previous years that have affected our audited consolidated financial statements

D. Results of operations for the six months ended June 30, 2013 and 2012

The major occurrences of the six months ended June 30, 2013 were: (a) significant pressure increasing our expenses, which we were able to partially offset by increasing prices while maintaining our market shares as a result of our commercial efforts and our innovative strategy, and (b) the strong and consistent growth of our non-alcoholic beverages.

Net sales

Net sales were CLP 547,546 million in the six months ended June 30, 2013 compared to CLP 499,499 million in the six months ended June 30, 2012, representing a 9.6% increase, primarily due to higher sales volumes partially offset by lower per unit prices on average. The net sales performance of our main operational segments during the six months ended June 30, 2013 is described below:

Beer Chile:    Net sales of beer in Chile increased 7.5% to CLP 164,955 million in the six months ended June 30, 2013, from CLP 153,383 million in the six months ended June 30, 2012. Such increase resulted primarily from a strong price recovery (9.9% increase in unit prices) partially offset by a 2.1% decrease in sales volume.

CCU Argentina:    Net sales of CCU Argentina increased 9.1% to CLP 114,641 million in the six months ended June 30, 2013, from CLP 105,046 million in the six months ended June 30, 2012. This increase was due to a 10.7% higher unit price, measured in Chilean pesos, partially offset by a 1.4% volume decrease. Higher per unit prices were primarily a result of price increases implemented at the end of 2012 and to a lesser extent during the six months ended June 30, 2013, as well as a higher percentage of premium products in our sales mix.

Non-alcoholic beverages:    Net sales of non-alcoholic beverages increased 15.1% to CLP 162,864 million in the six months ended June 30, 2013, from CLP 141,476 million in the six months ended June 30, 2012. This increase in sales was due to a 19.4% increase in sales volume offset by an average decrease of 3.6% in unit prices. The higher sales volume was a result of increases of 8.7%, 23.3% and 52.8% in carbonated soft drinks, nectars and water volumes, respectively, as a result of increased per capita consumption, and a higher consolidated market share.

Wine:    Net sales of wine decreased 1.0% to CLP 71,180 million in the six months ended June 30, 2013, from CLP 71,889 million in the six months ended June 30, 2012. The decrease in sales was due to a 0.8% decrease in sales volume and a 0.1% decrease in unit prices. As the Chilean peso had appreciated vis-à-vis the currencies of the exports’ destination countries, unit prices of Chilean exports, expressed in Chilean pesos, were 2.2% lower than in the six months ended June 30, 2012.

Spirits:    Net sales of spirits increased 6.2% to CLP 30,296 million in the six months ended June 30, 2013, from CLP 28,537 million in the six months ended June 30, 2012. This increase in sales was due to a 4.1% increase in sales volume and 2.0% increase in per unit price due a sales mix that included more premium beverages.

Cost of sales

The cost of sales consists primarily of the cost of raw materials, packaging, labor costs for production personnel, depreciation of assets related to production, depreciation of returnable packaging, license fees, bottle breakage and costs of operating and maintaining plants and equipment. Our cost of sales in the six months ended June 30, 2013 was CLP 249,410 million compared to CLP 235,670 million in the six months ended June 30, 2012, a 5.8% increase from the six months ended June 30, 2012. However, as a percentage of net sales, cost of sales decreased to 45.6% in the six months ended June 30, 2013 from 47.2% in the six months ended June 30, 2012. Our cost of sales for our main operational segment during the six months ended June 30, 2013 is described below:

Beer Chile:    The cost of sales for our Chilean beer segment increased 0.5% to CLP 66,297 million in the six months ended June 30, 2013, from CLP 65,935 million in the six months ended June 30, 2012, primarily due to an increase in raw material costs of CLP 939 million as a consequence of higher one-way packaging due to changes in our sales mix, which has a greater cost of sales than our average product. However, cost of sales as a percentage of net sales decreased to 40.2% in the six months ended June 30, 2013 from 43.0% in the six months ended June 30, 2012 because we were able to increase prices by 9.9%, which offset the cost increase.

CCU Argentina:    The cost of sales for our Argentine segment increased 10.5% to CLP 45,271 million in the six months ended June 30, 2013, from CLP 40,967 million in the six months ended June 30, 2012, primarily due to higher production costs of CLP 3,357 million, such as bottle depreciation, personnel and maintenance costs. Cost of sales as a percentage of Net sales increased from 39.0% in the six months ended June 30, 2012 to 39.5% in the six months ended June 30, 2013 because our cost of sales increased at a greater rate than our price increases.

Non-alcoholic beverages:    The cost of sales for our non-alcoholic beverage segment increased 9.7% to CLP 75,213 million in the six months ended June 30, 2013, from CLP 68,533 million in the six months ended June 30, 2012, primarily due to higher sales volumes of 19.4% partially comprised by a lower unit cost of sales of 8.1%. Raw material costs decreased CLP 4,079 million, mainly due to the lower sugar price during the six months ended June 30, 2013. As a consequence, cost of sales as a percentage of net sales decreased from 48.4% in the six months ended June 30, 2012 to 46.2% in the six months ended June 30, 2013 because our sales prices increased at a greater rate than our cost of sales increases.

Wine:    The cost of sales for our Wine segment decreased 4.1% to CLP 46,237 million in the six months ended June 30, 2013, from CLP 48,202 million in the six months ended June 30, 2012, primarily due to lower raw material costs, which account for a CLP 1,927 million decrease, related to a lower price for grapes due to a better harvest. Therefore, cost of sales as a percentage of net sales decreased from 67.1% in the six months ended June 30, 2012 to 65.0% in the six months ended June 30, 2013 due to the decline in the our costs of sales.

Spirits:    The cost of sales for our Spirits segment increased 8.5% to CLP 18,646 million in the six months ended June 30, 2013, from CLP 17,178 million in the six months ended June 30, 2012 due to higher raw material costs of CLP 1,245 million and higher production costs of CLP 223 million. Cost of sales as a percentage of net sales increased from 60.2% in the six months ended June 30, 2012 to 61.5% in the six months ended June 30, 2013 as our price increases did not fully increase our increase in labor costs.

Gross profit

Gross profit increased 13.0% to CLP 298,136 million in the six months ended June 30, 2013, from CLP 263,829 million in the six months ended June 30, 2012. This increase was due to an increase in our sales above the increase in cost of sales. As a percentage of net sales, gross profit increased to 54.4% in the six months ended June 30, 2013 from 52.8% in the six months ended June 30, 2012.

Marketing and selling, distribution and administrative expenses

The Marketing and Selling, Distribution and Administrative expenses (“MSD&A”) primarily include advertising and promotional expenses, maintenance, distribution costs such as product transportation costs, services provided by third parties and other administrative expenses. Our MSD&A increased 16.4% to CLP219,104 million in the six months ended June 30, 2013, from CLP 188,167 million in the six months ended June 30, 2012. As a percentage of net sales, our MSD&A increased to 40.0% in the six months ended June 30, 2013 from 37.7% in the six months ended June 30, 2012. The MSD&A performance of our main operational segments during the six months ended June 30, 2013 is described below:

Beer Chile:    The MSD&A of our Chilean beer segment increased 13.3% to CLP 56,548 million in the six months ended June 30, 2013, from CLP 49,902 million in the six months ended June 30, 2012. The increase in MSD&A was primarily attributable to higher distribution costs of CLP 3,306 million due to higher real salaries caused by full employment conditions in Chile and increased marketing expenses of CLP 2,274 million to support a new innovation strategy and several new product arrivals. As a percentage of net sales, MSD&A increased to 34.3% in the six months ended June 30, 2013 from 32.5% in the six months ended June 30, 2012.

CCU Argentina:    The MSD&A of our Argentine segment increased 15.9% to CLP 64,259 million in the six months ended June 30, 2013, from CLP 55,443 million in the six months ended June 30, 2012. The increase in MSD&A was primarily due to higher selling expenses of 5,115 million and higher distribution costs of CLP 4,289 million, all related to inflationary pressures. As a percentage of Net sales, our MSD&A increased to 56.1% in the six months ended June 30, 2013 from 52.8% in the six months ended June 30, 2012.

Non-alcoholic beverages:    The MSD&A of our Non-Alcoholic Beverage segment increased 22.6% to CLP 63,333 million in the six months ended June 30, 2013, from CLP 51,666 million in the six months ended June 30, 2012. This increase was primarily due to higher distribution costs of CLP 7,798 million due to higher wages caused by increased competition for low-skilled labor and to a lesser extent higher marketing expenses of CLP 2,256 million to support our current brand portfolio and higher personnel expenses of CLP 1,271 million mainly due to higher commissions for our sales force. As a percentage of net sales, our MSD&A for this segment increased to 38.9% in the six months ended June 30, 2013 from 36.5% in the six months ended June 30, 2012.

Wine:    The MSD&A of our wine segment increased 4.1% to CLP 20,772 million in the six months ended June 30, 2013, from CLP 19,953 million in the six months ended June 30, 2012. This increase in MSD&A was primarily related to higher marketing expenses of CLP 310 million and distribution costs of CLP 359 million due to higher real salaries caused by improving employment conditions in Chile leading to greater competition for workers. As a percentage of net sales, our MSD&A for this segment increased to 29.2% in the six months ended June 30, 2013 from 27.8% in the six months ended June 30, 2012.

Spirits:    The MSD&A of our spirits segment increased 3.4% to CLP 8,622 million in the six months ended June 30, 2013, from CLP 8,338 million in the six months ended June 30, 2012. This increase in MSD&A was primarily due to higher distribution costs of CLP 425 million. As a percentage of net sales, our MSD&A for this segment decreased to 28.5% in the six months ended June 30, 2013 from 29.2% in the six months ended June 30, 2012.

Other operating income/(expenses) and exceptional items

Other operating income/(expenses) decreased in the six months ended June 30, 2013 resulting in a net income of CLP 841 million in the six months ended June 30, 2013, as compared to a net income of CLP 1,578 million in the six months ended June 30, 2012.

Operating result

Operating result is defined, for management purposes, as earnings before other gains (losses), net financial expenses, equity and income of joint ventures, foreign currency exchange differences, results as per adjustment units and income taxes.

The operating result increased 3.4% to CLP 79,872 million in the six months ended June 30, 2013, as compared to CLP 77,240 million in the six months ended June 30, 2012. As a percentage of net sales, our operating result decreased from 15.5% in the six months ended June 30, 2012 to 14.6% in the six months ended June 30, 2013. The operating result performance of our main operational segments during the six months ended June 30, 2013 is described below:

Beer Chile:    The operating result from our Chilean beer segment increased 12.8% to CLP 42,143 million in the six months ended June 30, 2013, from CLP 37,364 million in the six months ended June 30, 2012. As a percentage of net sales, our operating result margin for this segment increased from 24.4% in the six months ended June 30, 2012 to 25.5%.

CCU Argentina:    The operating result from our Argentine operation segment, measured in Chilean pesos, decreased 36.3% to CLP 5,485 million in the six months ended June 30, 2013, from CLP 8,612 million in the six months ended June 30, 2012. The results of this business segment were affected by the fluctuation of the Chilean peso vis-à-vis the Argentine peso. As a percentage of net sales, our operating result margin for this segment decreased from 8.2% in the six months ended June 30, 2012 to 4.8% in the six months ended June 30, 2013.

Non-alcoholic beverages:    The operating result from our non-alcoholic beverage segment increased 14.7 % to CLP 24,625 million in the six months ended June 30, 2013, from CLP 21,462 million in the six months ended June 30, 2012. Our operating result margin for this segment decreased from 15.2% in the six months ended June 30, 2012 to 15.1% in the six months ended June 30, 2013.

Wine:    The operating result from our wine segment increased 6.8% to CLP 4,240 million in the six months ended June 30, 2013, from CLP 3,969 million in the six months ended June 30, 2012. As a percentage of net sales, our operating result margin for this segment increased from 5.5% in the six months ended June 30, 2012 to 6.0% in the six months ended June 30, 2013.

Spirits:    The operating result from our spirits segment increased 0.5% to CLP 3,028 million in the six months ended June 30, 2013, from CLP 3,012 million in the six months ended June 30, 2012. As a percentage of net sales, our operating result margin for this segment decreased from 10.6% in the six months ended June 30, 2012 to 10.0% in the six months ended June 30, 2013.

Net financing expenses

The net financing expenses increased 155.9% to a loss of CLP 7,777 million in the six months ended June 30, 2013 as compared to a loss of CLP 3,039 million in the six months ended June 30, 2012. This change was primarily due to higher debt in Argentina at ARS nominal interest rate, taken to renew the proprietary bottle park, and lower cash and cash equivalents related to recent acquisitions in the six months ended June 30, 2013 compared to the six months ended June 30, 2012.

Equity and income from joint ventures

CCU has 50% participation in both Cervecería Austral S.A. and Foods Compañía de Alimentos CCU S.A. The share of the loss in the referred companies decreased 98.5% to a loss of CLP 2 million in the six months ended June 30, 2013, from a loss of CLP 121 million in the six months ended June 30, 2012.

Result as per adjustment units and exchange rate differences

The adjustment applied to our net liabilities due to Chilean inflation and foreign exchange fluctuations resulted in a net loss of CLP 770 million in the six months ended June 30, 2013, as compared to a net loss of CLP 3,240 million in the six months ended June 30, 2012. This variation is primarily the result of a lower change in the UF value as of June 2013 of 0.05% compared to the same period of 2012 of 1.5%, which decreased the negative impact on our net UF denominated liabilities.

Other gains (losses)

Other gains (losses) increased from a net loss of CLP 1,968 million in the six months ended June 30, 2012 to a net gain of CLP 1,679 million in the six months ended June 30, 2013. The change resulted from gains related to hedges covering foreign exchange variations on taxes.

Income taxes

Income taxes for the six months ended June 30, 2013 amounted to CLP 13,723 million, translating into an effective consolidated tax rate of 18.8%. Income taxes in the six months ended June 30, 2012 amounted to CLP 13,826 million translating into an effective consolidated tax rate of 20.1%. Income tax decreased by CLP 103 million despite higher profits and a higher corporate income tax rate in Chile (18.5% for the six months ended June 30, 2012 compared with 20% in the six months ended June 30, 2013) due to a tax provision reversal related to deposits for returns of bottles and containers.

Net income for the year

Net income for the six months ended June 30, 2013 increased 7.7% from CLP 55,046 million in the six months ended June 30, 2012 to CLP 59,279 million, primarily as a result of a 3.4% operating result increase.

Net income attributable to equity holders of parent company

Net income attributable to equity holders of our parent company increased 8.2% from CLP 51,536 million in the six months ended June 30, 2012 to CLP 55,745 million in the six months ended June 30, 2013 for the reasons explained in the preceding paragraphs.

Non-controlling interests

Non-controlling interests increased from CLP 3,510 million in the six months ended June 30, 2012 to CLP 3,535 million in the six months ended June 30, 2013. This increase was primarily due to higher results in Aguas CCU Nestlé, partially offset by a higher stake in Viña San Pedro Tarapacá S.A.

E. Liquidity and capital resources

Our principal source of liquidity has been cash generated by our operating activities, which amounted to CLP 75,083 million and CLP 59,960 million during the six months ending June 30, 2013 and 2012, respectively.

Our cash flow from operations is our primary source affords to meet our short-term obligations. In the opinion of our management, it is sufficient for this purpose.

The principal component of cash flows generated by operating activities in the six months ended June 30, 2013 were amounts collected from clients net of payments to suppliers of CLP 243,599 million compared to CLP 212,738 million in the six months ended June 30, 2012.

In the six months ended June 30, 2013, our cash flows used in financing activities totaled CLP 57,989 million compared to CLP 45,900 million in the six months ended June 30, 2012. The principal components of cash flows used in financing activities consisted of dividends paid of CLP 63,726 million (CLP 65,654 million in the six months ended June 30, 2012), payments for changes in ownership interest in subsidiaries of CLP 4,032 (zero in the six months ended June 30, 2012) and repayment of bank borrowings of CLP 11,590 million (zero in the six months ended June 30, 2012), partially offset by proceeds from short-term borrowings of CLP 12,520 million (CLP 23,160 million in the six months ended June 30, 2012), and proceeds from long-term borrowings of CLP 11,153 million in the six months ended June 30, 2013 (zero in the six months ended June 30, 2012).

In the six months ended June 30, 2013, our cash used in investment activities totaled CLP 52,978 million compared to CLP 53,932 million in the six months ended June 30, 2012. The principal components of cash used in investment activities in the six months ended June 30, 2013 consisted of capital expenditures of CLP 50,930 million (CLP 55,179 million in the six months ended June 30, 2012) and payments made to obtain control of subsidiaries or other businesses of CLP 1,782 million (zero in the six months ended June 30, 2012), partially offset by the proceeds from sale of assets of CLP 249 million (CLP 1,247 million in the six months ended June 30, 2012).

Other than in relation to Argentina, where the present measures taken by the Argentine Government to control the trade balance and the foreign exchange rate do not allow for the repatriation of dividends from our subsidiaries to Chile, there are no material restrictions, either legal or economic, that would limit our ability to transfer funds (i.e., dividends, loans, or advances) from our subsidiaries to us.

As of June 30, 2013, we had CLP 32,078 million (CLP 54,996 million as of December 31, 2012) in cash, time deposits and marketable securities, which does not include CLP 33,748 million (CLP 47,341 million as of December 31, 2012) corresponding to readjustable promissory notes issued by the Central Bank and purchased under resale agreements. Indebtedness, including accrued interest, amounted to CLP 263,289 million as of June 30, 2013. Short-term indebtedness included:

•	CLP 44,512 million of short-term bank borrowings.
•	CLP 72,874 million of bonds payable.
•	CLP 347 million of financial lease obligations

As of June 30, 2013, long-term indebtedness, excluding the current portion, comprised:

•	CLP 51,031 million of long-term obligations to banks,
•	CLP 78,577 million of long-term obligations to the public represented by bonds, and
•	CLP 15,948 million of long-term financial lease obligations.

On April 2, 2009 the Company issued two series of notes for UF 3 million and UF 2 million for a total of CLP 104,188 million in order to refinance a previous loan of CLP 30,000 million and the US$100 million syndicated loan that matured in November 2009. The conditions of the bonds are as follows:

	“I” Series	“H” Series
UF amount	3 million	2 million
Term	5 years	21 years
Duration	4.63 years	11.5 years
Amortization	Bullet	Since year 11
Interest Rate	UF+3.00%	UF+4.25%

As mentioned above, during the last quarter of 2009 we repaid a syndicated loan of US$100 million which had been converted into a fixed-rate UF loan through a cross-currency swap.

As of June 30, 2013, some of our outstanding debt instruments required that we maintain certain financial ratios. The most significant covenants required us to, among other things, maintain a consolidated interest coverage ratio of Adjusted EBITDA to interest expenses equal to or higher than 3.00 to 1.00; to maintain a consolidated leverage ratio (the ratio of adjusted liabilities to adjusted equity) equal or lower than 1.50 to 1.00 in CCU, 1.20 to 1.00 in VSPT and 2.00 to 1.00 in CPCh; a minimum consolidated equity of CLP 312,517 million in CCU, of CLP 83,338 million in VSPT and of UF770 thousand (CLP 17,597 million as of June 30, 2013) in CPCh. Furthermore, we were required to maintain a ratio of our unpledged assets over our unsecured liabilities of at least 1.2. The definition of, and calculation mechanics for, all covenants were established when we first entered into these debt instruments, and were based on Chilean GAAP, which are no longer in use since the Company adopted IFRS, as issued by the IASB. For that reason, the Company in 2010 adapted, with the consent of its creditors, these requirements to the new accounting standards and principles.

At June 30, 2013, we met all our financial debt covenants and had a consolidated interest coverage ratio of 12.45 to 1, and a consolidated leverage ratio of 0.68 to 1. The consolidated adjusted equity attributable to equity holders of the parent company as of June 30, 2013 was CLP 667,491 million. Our ratio of unpledged assets over unsecured liabilities was 2.47.

None of our indebtedness, or that of our subsidiaries, contains any term that restricts our ability to pay dividends other than the requirement to maintain a minimum consolidated equity.

The following table summarizes debt obligations held by us as of June 30, 2013. The table presents principal payment obligations in millions of Chilean pesos by interest rate structure, financial instrument and currency, with their respective maturity dates and related weighted-average interest rates:

Interest—bearing debts as of June 30, 2013

(in millions of CLP, except percentages)

Contractual maturity date

Fixed rate		Average Int. rate	2013	2014	2015	2016	2017	Thereafter	Total

CLP (UF)(1)	Bonds	3.7%	4,270	75,986	6,284	6,161	6,039	85,638	184,378
CLP (UF)(1)	Banks	7.0%	1,259	3,457	2,345	2,345	18,345	29,223	56,974
US$	Banks	2.6%	2,981	84	4,108	—	207	—	7,359
EUR	Banks	0.8%	16	4,107	—	—	—	—	4,123
Uruguayan pesos	Banks	6.0%	1,217	—	—	—	—	—	1,217
Argentine pesos	Banks	16.7%	19,510	13,126	13,725	1,973	1,959	3,918	54,210

TOTAL			29,233	96,759	26,462	10,479	26,549	118,779	308,260

Variable rate		Average Int. rate	2013	2014	2015	2016	2017	Thereafter	Total

US$	Banks	1.6%	90	4,241	214	7,582	—	—	12,127

TOTAL			90	4,241	214	7,582	—	—	12,127

(1)	UF as of June 30, 2013.

To hedge our market risks, we hold debt obligations in various currencies and enter into derivatives contracts. Our treasury policy is to invest in highly liquid financial instruments issued by first class financial institutions. Investments are made primarily in Chilean pesos and U.S. dollars. As of June 30, 2013, we had invested CLP 46,068 million in Chilean peso-related instruments.

The following table summarizes financial instruments, including time deposits and securities purchased under resale agreements (Repos), held by us as of June 30, 2013:

Short-term financial instruments

(in millions of CLP)

Time deposits	12,320
Repos	33,748

Total	46,068

Investment and capital expenditure plan

We expect making continuous investments and capital expenditures for the foreseeable future as we engage in our strategy to pursue growth both organic (existing businesses) and inorganic (new businesses). We anticipate that these organic expenditures will total approximately CLP 600 billion (CLP 585.8 billion) for the 2013-2016 period, and another approximately CLP 600 billion (CLP 613.6 billion) for the 2017-2020 period. In addition, we expect that we will require a working capital increase of CLP 150 billion for the period from 2013 to 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—E. Liquidity and Capital Resources—Investment and Capital Expenditure Plan.”

It is likely that our actual capital expenditures may vary significantly from our current projections based on timing of investments and changes in market conditions and available opportunities. We cannot predict the timing of any acquisition or the amount of consideration that will be paid therefor. Certain expenditures may vary from the current plan due to regulatory risks, fluctuations in exchange rates or inflation rates, changes in technology, and other unforeseen factors. We may also decide to reallocate our planned capital expenditures among our businesses from time to time based on market conditions and available opportunities.

Taxation

Chilean tax considerations

The following discussion summarizes material Chilean income and withholding tax consequences to foreign holders arising from the ownership and disposition of ADS rights, rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of ADS rights, rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authority is legally and exclusively entitled to enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations by the depositary, and assumes that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. As of this date, there is no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used in this prospectus, the term “foreign holder” means either:

•

in the case of an individual holder, a person who is not a resident of Chile; for purposes of Chilean taxation, an individual is resident of Chile if he or she has resided in Chile for more than six uninterrupted months in one calendar year, or a total of more than six uninterrupted months in two consecutive fiscal years; or

•

in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative, office or any other kind of permanent establishment of such entity in Chile.

Taxation of shares and ADSs

Taxation of cash dividends and property distributions

General rule:    Cash dividends paid with respect to the shares or ADSs held by a foreign holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such correlative Chilean corporate income tax paid by the issuer. For years 2004 through 2010, the Chilean corporate income tax rate was 17%; for 2011 and thereafter the rate is 20%. The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a foreign holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 20% and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount

1	Company taxable income (based on Line 1 = 100)	100.0
2	Chilean corporate income tax: 20% x Line 1	20.0
3	Net distributable income: Line 1—Line 2	80.0
4	Dividend distributed (50% of net distributable income): 50% of Line 3	40
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)
6	Credit for 50% of Chilean corporate income tax: 50% x Line 2	10
7	Net withholding tax: Line 5 + Line 6	(7.5)
8	Net dividend received: Line 4—Line 7	32.5
9	Effective dividend withholding rate: Line 7 / Line 4	18.75%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate)—(Chilean corporate income tax rate)
Withholding Tax Rate		1—(Chilean corporate income tax rate)

Using the prevailing rates, the Effective Dividend Withholding Rate =

(35%-20%) / (100%-20%) = 18.75%

Dividends are generally assumed to have been paid out of the Company’s oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by the Company.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions:    Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1)

Circumstances where there is no corporate income tax credit against the Chilean withholding tax: These cases are when: (i) the financial book profits paid as dividends (following the seniority rule indicated above) exceed the Company’s taxable income (such dividend distributions in excess of the company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax at a rate of 35%, without the corporate income tax credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) the income was not subject to corporate income tax due to an exemption of the Chilean corporate income tax, in which case the foreign holder will be also subject to the Chilean withholding tax rate of 35% without the corporate income tax credit.

2)	Circumstances where dividends have been imputed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by the company to the foreign holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3)	Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 20% Chilean corporate income tax credit is applicable. This provisional 20% Chilean corporate income tax credit granted must be confirmed with the information of Company’s taxable income as of December 31 of the year in which the dividend was paid.

4)	Circumstances when it is possible to use in Chile certain credits against income taxes paid abroad, or “foreign tax credits”: This occurs when dividends distributed by the Chilean company have as their source income generated by companies domiciled in third countries. If that income was subject to withholding tax or corporate income tax in those third countries, such income will have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of the Chilean company.

Taxation on sale or exchange of ADSs outside Chile

Gains obtained by a foreign holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

In general terms, the new set of indirect transfer rules, effective as of September, 2012, provide that the capital gain obtained from the sale or disposition of shares of a company incorporated or domiciled outside Chile by a foreign holder may constitute Chilean sourced income and, therefore, may trigger Chilean income tax on such capital gain, provided certain specific requirements contained in the Chilean Income Tax Law are met.

The Chilean tax authority has recently issued Ruling No. 1307/2013, issued after the enactment of the new indirect transfer rules, that the sale of ADRs representing shares of Chilean companies is not a taxable event under such new rules. This is because the new indirect transfer rules are applicable when the target consists of quotas, stocks, shares, bonds, securities convertible into shares or any other kind of rights which represent part of the capital of a foreign legal entity or foreign equity. Therefore, given that ADRs of Chilean companies represent local shares, the new indirect transfer rules would not be applicable.

As stated above, Chilean tax authority rulings are not binding on taxpayers, who are free to take different positions based on their interpretation of the tax law, and may challenge the tax authority’s interpretations in court. However, such rulings are binding on the Chilean tax authority if a taxpayer has relied on such interpretations in good faith.

Taxation on sale or exchange of shares

Article 107 of the Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, this article provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a certain minimum level of trading on a stock exchange; (ii) the sale must be carried out in a Chilean stock exchange authorized by SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or as a result of the contribution of securities into a mutual fund under the provisions of Article 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange authorized by the SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or in an exchange of public offered securities convertible into shares, or as a result of the redemption of securities subject to the provisions of Article 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001.

Another tax exemption may be available for capital gains arising from the sale of significantly traded shares of listed companies traded on the stock markets. According to Article 106 of the Chilean Income Tax Law, the sale or disposition of shares of Chilean public corporations which are significantly traded on a Chilean stock exchange by foreign institutional investors, such as mutual funds, pension funds and others, is exempted from any Chilean tax on capital gains if the sale or disposition was made through a Chilean stock exchange authorized by the SVS, or within the process of a public tender a tender offer subject to Chapter XXV of the Chilean Securities Market Law.

To qualify as a foreign institutional investor, entities must be at least one of the following:

•	a fund that makes public offers of its shares in a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS;

•

a fund that is registered with a regulatory entity of a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS, provided that the investments in Chile, including securities issued abroad that represent Chilean securities, held by the fund represent less than 30% of its total assets value;

•

a fund whose investments in Chile, including securities issued abroad representing Chilean securities, represent less than 30%, of its total assets value, provided that no more than 10% of the equity or right to the profits of the fund taken as a whole is directly or indirectly owned by Chilean residents;

•

a pension fund that is exclusively formed by individuals that receive their pension on account of capital accumulated in the fund, or the main purpose of which is to finance the establishment or increase of pensions of individuals and it is regulated and supervised by the competent foreign authority;

•

a fund regulated by Chilean Law Nº 18,657 (referred to as Foreign Capital Investment Funds Law), in which case all holders of its shares must reside abroad or be qualified as local institutional investors; or

•

another kind of institutional foreign investor that complies with the characteristics defined by a regulation within the prior report of the SVS and the Chilean tax authority (Chilean Internal Revenue Service).

In order to be entitled to the exemption, foreign institutional investors, during the time in which they operate in Chile, must:

•	be organized abroad and not be domiciled in Chile;

•	prove their qualification as foreign institutional investors as mentioned above;

•	not participate, directly or indirectly, in the control of the issuers of the securities in which they invest and not hold, directly or indirectly, 10% or more of such companies’ capital or profits;

•

execute an agreement in writing with a Chilean bank or securities broker in which the intermediary is responsible for the execution of purchase and sale orders and for the verification, at the time of the respective remittance, that such remittances relate to capital gains that are exempt from income tax in Chile or, if they are subject to income tax, that the applicable withholdings have been made; and

•	register in a special registry with the Chilean tax authority (Chilean Internal Revenue Service).

If the shares do not qualify for any of the above exemptions, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) general tax regime, with a 20% Chilean corporate income tax and a 35% Chilean withholding tax, the former being creditable against the latter; or (b) a 20% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties, (ii) the sale of shares is not a recurrent or habitual activity for the seller and (iii) at least one year has elapsed between the acquisition and the sale of the shares.

Capital gains taxes obtained by foreign holders from the sale of shares of common stock received in exchange for ADSs must be withheld by the buyer upon payment. The buyer must declare and pay the taxes until the twelfth day of the month following payment. As a general rule, the withholding rate applicable acts as provisional withholding, the amount withheld being creditable against the taxes declared by the seller in its annual tax return in April of the following year. However, in some cases, if the taxes withheld completely satisfy the taxes applicable to the capital gain, the foreign holder might be released from the duty of filing a tax return. The withholding rules vary depending on the taxation applicable to the capital gain as follows:

•

When a capital gain is subject to both first category tax and withholding tax, a provisional withholding shall be made on account of the seller’s final taxes at a rate equal to the difference between the withholding tax and the first category tax rates in force at the time of the sale (15% under the current rates). This 15% rate is applicable to the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), a 35% withholding tax shall be applied as a final withholding tax, instead of the provisional withholding made on account of the total tax due. In this case, the 35% rate applies to the relevant capital gain.

•

When a capital gain is subject to first category tax levied as the sole tax, a provisional withholding shall be made on account of the seller’s final taxes at a 5% rate. This 5% rate is applicable over the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), the withholding shall be made with the first category tax rate (20% under the current rates) applicable to the relevant capital gain.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of rights and ADS rights

For Chilean tax purposes, the receipt of rights or ADS rights by a foreign holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to foreign holders upon the exercise or the lapse of the rights or the ADS rights.

Any gain on the sale, exchange or transfer of the ADS rights by a foreign holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the rights by a foreign holder is subject to a 35% Chilean withholding tax.

Other Chilean taxes

In general, there is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by foreign holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a foreign holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Material U.S. income tax considerations

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL TAX MATTERS SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OF THE SECURITIES DESCRIBED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER U.S. TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. It also is based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of receiving, owning and disposing of ADS rights, rights, shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities and is based on the assumption stated above under “Chilean Tax Considerations” that there is no applicable income tax treaty in effect between the United States and Chile. This discussion does not address any U.S. state or local, or non-U.S. tax consequences of the acquisition, ownership or disposition of ADS rights, rights, shares or ADSs. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the Medicare tax on net investment income. The discussion applies only if the beneficial owner holds ADS rights, rights, shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons that own or are deemed to own ten percent or more of our stock; or

•	persons holding ADS rights, rights, shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity classified as a partnership for U.S. federal income tax purposes holds ADS rights, rights, shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding ADS rights, rights, shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the ADS rights, rights, shares or ADSs.

You are a “U.S. Holder” for purposes of this discussion if you are a beneficial owner of our ADS rights, rights, shares or ADSs and if you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a U.S. Holder owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rates, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that, and the Company believes that the Company is not, and will not become, a passive foreign investment company, as described below.

U.S. Holders should consult their tax advisors with respect to their particular tax consequences of owning or disposing of ADS rights, rights, shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Issuance of ADS rights or rights

U.S. Holders will not be subject to United States federal income taxation with respect to the receipt of ADS rights or rights.

Basis and holding period of the ADS rights and rights

Except as provided in the following sentence, the basis of the ADS rights or rights distributed to a U.S. Holder will be zero. However, if either (i) the fair market value of the ADS rights or rights is 15% or more of the fair market value (on the date of distribution) of the ADSs or shares with respect to which they are distributed or (ii) the U.S. Holder of the ADS rights or rights irrevocably elects, in such U.S. Holder’s federal income tax return for the taxable year in which the ADS rights or rights are received, to allocate part of the basis of such ADSs or shares, then upon exercise or sale of the ADS rights or rights the U.S. Holder’s basis in such ADSs or shares will be allocated between such ADSs or shares and the ADS rights or rights in proportion to the fair market values of each on the date of distribution of the ADS rights or rights. No basis will be allocated to any such ADS rights or rights that lapse. A U.S. Holder’s holding period in ADS rights or rights will include the U.S. Holder’s holding period for the ADSs or shares with respect to which the ADS rights or rights were distributed.

Sale of rights

For United States federal income tax purposes, a U.S. Holder will recognize gain or loss upon the sale or other disposition of ADS rights or rights (including the sale by the depositary or ADS rights agent of rights corresponding to unexercised ADS rights or fractional ADS rights of a U.S. Holder) in an amount equal to the difference between the amount realized for the rights and the U.S. Holder’s basis in the ADS rights or rights. Such gain or loss will generally be treated as capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a sale of ADS rights or rights generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, the U.S. Holder may not be able to use the foreign tax credit arising from any Chilean tax imposed on the disposition of a right unless such credit can be applied against tax due on other income treated as derived from foreign sources in the appropriate limitation category.

Non-Exercise of the ADS rights or rights

If a U.S. Holder does not exercise ADS rights prior to the ADS rights expiration date, such holder generally will recognize no gain or loss, except to the extent of gains from distributions by the ADS rights agent with respect to the sale of share rights underlying any unexercised ADS rights. If a U.S. Holder does not exercise rights prior to the rights expiration date, it will recognize no gain or loss.

Exercise of the ADS rights or rights

U.S. Holders of ADS rights or rights will not recognize any gain or loss upon the exercise of the ADS rights or rights. The basis of ADSs or shares acquired upon exercise of ADS rights or rights will be equal to the sum of such U.S. Holder’s basis in the ADS rights or rights exercised and the amount paid upon exercise of those ADS rights or rights, in each case determined in U.S dollars. The holding period of ADSs or shares acquired upon exercise of ADS rights or rights will begin on the date the ADS rights or rights are exercised.

Taxation of distributions

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock, or rights to acquire common stock, will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to a U.S. Holder that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. A U.S. Holder should consult its tax advisor to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a U.S. Holder and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of its, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “—Chilean Tax Considerations—Taxation of Shares and ADSs—Taxation of Cash Dividends and Property Distributions”) withheld from dividends on shares or ADSs will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a U.S. Holder should consult its tax advisor regarding the availability of foreign tax credits in its particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Chilean taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or other disposition of shares or ADSs

The gain or loss a U.S. Holder realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the shares or ADSs for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “—Chilean Tax Considerations—Taxation of Shares and ADSs.” If a Chilean tax is imposed on the sale or disposition of shares, and the U.S. Holder does not receive significant foreign-source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability.

Passive foreign investment company rules

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current fiscal year or for future fiscal years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any fiscal year. If we are a PFIC for any fiscal year, U.S. Holders (including certain indirect U.S. Holders) may be subject to adverse tax consequences, including the possible imposition of an interest charge on gains or “excess distributions” allocable to prior years in the U.S. Holder’s holding period during which we are determined to be a PFIC. If we are deemed to be a PFIC for a taxable year, dividends on our shares or ADSs would not be “qualified dividend income” eligible for preferential rates of U.S. federal income taxation. In addition, if we are a PFIC, U.S. Holders will generally be required to comply with annual reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information reporting and backup withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Legislation enacted in 2010 may require certain U.S. Holders to report information to the IRS with respect to their investment in shares unless certain requirements are met. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the possible implications of this new legislation on their investment in ADSs.

A U.S. Holder should consult its tax advisor with respect to the particular consequences to it of receiving, owning or disposing of ADS rights, rights, shares or ADSs.

Dealer managers

We have entered into a dealer manager agreement with J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as dealer managers in connection with the rights offering.

For the marketing and solicitation services provided by the dealer managers, as applicable, in connection with the rights offering, we may pay commissions to the dealer managers on a discretionary basis. We have agreed to reimburse the dealer managers for their reasonable out-of-pocket expenses.

We estimate that the total expenses of this rights offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the fees paid to the dealer managers will be approximately US$530,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more dealer managers participating in the rights offering.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SVS or the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise) in each case without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. for a period of 91 days after the date of the prospectus supplement relating to the global offering, other than (i) the shares of our common stock in the form of ADSs to be sold in the rights offering or pursuant to the international share offering; or (ii) the shares of our common stock to be sold in this rights offering or pursuant to the Chilean share offering or any remainder not subscribed in the rights offering or the global offering. Notwithstanding the foregoing, if (1) during the last 17 days of the 91-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 91-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 91-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. waive, in writing, such extension.

Our Controlling Shareholder has entered into a lock-up agreement with the international underwriters prior to the commencement of the rights offering pursuant to which, for a period of 91 days after the date of the prospectus supplement relating to the global offering, our Controlling Shareholder may not, without the prior written consent of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such shareholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Such restrictions do not apply to: (i) the transfer of shares of common stock as a bona fide gift, provided that each donee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; (ii) transfers or assignments of preemptive rights during the rights offering to Inversiones IRSA Limitada, provided that Inversiones IRSA Limitada shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; or (iii) transactions related to shares of common stock acquired in certain open market transactions; provided, that in the case of (i) or (iii), (x) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, the SVS or otherwise and (y) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales. Notwithstanding the foregoing, if (1) during the last 17 days of the 91-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 91-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 91-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co. waive, in writing, such extension.

We have agreed to indemnify the several dealer managers against certain liabilities, including liabilities under the Securities Act of 1933.

Our ADSs are traded on the New York Stock Exchange under the symbol “CCU,” and our shares of common stock are traded on the Santiago Stock Exchange, the Chilean Electronic Stock Exchange and the Valparaíso Stock Exchange, also under the symbol “CCU”.

Other than in the United States and Chile, no action has been taken by us or the dealer managers that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the rights offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The dealer managers acted as underwriters in connection with the global offering, for which they received customary commissions.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

General

Other than in the United States, the rights offering in Chile and the Chilean share offering, no action has been taken by us or the dealer managers that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the rights offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Member States of the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

No securities have been offered or sold or will be offered or sold, directly or indirectly, to the public in France, except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by

Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder. None of this prospectus supplement, the accompanying prospectus or any other materials related to the rights offering or information contained herein or therein relating to the securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

Germany

The securities will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Vero¨ ffentlichung des Prospekts, der beim o¨ ffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu vero¨ ffenlichen ist—Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Ireland

The securities will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Italy

The offering of the securities has not been registered pursuant to Italian securities legislation and, accordingly, no securities may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the securities in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the securities or distribution of copies of any document relating to the securities will be made in the Republic of Italy except: (a) to “Professional Investors”, as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa (the “CONSOB”), as amended (“CONSOB Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”); or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the securities or any document relating to the securities in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the securities in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the securities are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of securities who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the securities were purchased, unless an exemption provided for under the Italian Financial Act applies.

Netherlands

The securities may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus nor any other document in respect of the rights offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of securities is publicly announced that the offer is exclusively made to said individuals or legal entities.

Portugal

No document, circular, advertisement or any offering material in relation to the securities has been or will be subject to approval by the Portuguese Securities Market Commission (Comissao~ do Mercado de Valores Mobiliários, the “CMVM”). No securities may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the securities as an issue or public placement of securities in the Portuguese market. This prospectus and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the securities have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the securities by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the securities in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the securities in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Spain

The securities have not been registered with the Spanish National Commission for the Securities Market and, therefore, no securities may be publicly offered, sold or delivered, nor any public offer in respect of the securities made, nor may any prospectus or any other offering or publicity material relating to the securities be distributed in Spain by the international agents or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Switzerland

This prospectus, as well as any other material relating to the securities which are the subject of the rights offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The securities will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the securities, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The securities are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the securities with the intention to distribute them to the public). The investors will be individually approached by the dealer managers from time to time. This document, as well as any other material relating to the securities, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been provided in connection with the rights offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Australia

This prospectus is not a formal disclosure document and have not been, nor will they be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). The rights offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for the securities, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the securities shall be deemed to be made to such recipient and no applications for the securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

China

The securities may not be offered or sold directly or indirectly to the public in the People’s Republic of China (China) and neither this prospectus, which has not been submitted to the Chinese Securities and Regulatory Commission, nor any offering material or information contained herein relating to the securities, may be supplied to the public in China or used in connection with any offer for the subscription or sale of securities to the public in China. The securities may only be offered or sold to China-related organizations which are authorized to engage in foreign exchange business and offshore investment from outside of China. Such China-related investors may be subject to foreign exchange control approval and filing requirements under the relevant Chinese foreign exchange regulations. For the purpose of this paragraph, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Hong Kong

This prospectus has not been reviewed or approved by or registered with any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. No person may offer or sell in Hong Kong, by means of any document, any securities other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer or invitation to the public within the meaning of that Companies Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or to any persons in the circumstances referred to in paragraph (ii) above.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and, accordingly, no offer or sale of any securities, directly or indirectly, will be made in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased securities, namely a person who is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the securities under Section 275 of the Securities and Futures Act except:

(a) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act;

(b) where no consideration is or will be given for the transfer;

(c) by operation of law; or

(d) as specified in Section 276(7) of the Securities and Futures Act.

South Korea

The securities have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act, or the FSCMA. The securities may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea, or FETL) other than the Accredited Investors (as such term is defined in Article 11 of the Presidential Decree of the FSCMA), for a period of one year from the date of issuance of the securities, except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. The securities may not be resold to Korean residents unless the purchaser of the Shares complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of the securities.

Kuwait

The securities have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus and the offering and sale of the securities in the State of Kuwait is restricted by law unless a license is obtained from the Kuwait Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus comes are required by us and the dealer managers to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the dealer managers to obtain copies of this prospectus are required by us and the dealer managers to keep such prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the securities.

Qatar

This offering of securities does not constitute a public offer of securities in the State of Qatar under Law No. 5 of 2002 (the Commercial Companies Law). The securities are only being offered to a limited number of investors who are willing and able to conduct an independent investigation of the risks involved in an investment in such securities, or have sufficient knowledge of the risks involved in an investment in such securities or are benefiting from preferential terms under a directed share program for directors, officers and employees. No transaction will be concluded in the jurisdiction of the State of Qatar.

United Arab Emirates

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED ARAB EMIRATES (EXCLUDING THE DUBAI INTERNATIONAL FINANCIAL CENTRE)

The securities have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below. The information contained in this prospectus does not constitute a public offer of the securities in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

The Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires securities pursuant to the rights offering should note that the offer of securities is an exempt offer under sub-paragraph (3) of paragraph (a) of Article 16 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the resolution of the Board of Capital Market Authority resolution number 1-33-2004 dated December 21, 2004 (the KSA Regulations). The securities may be offered to no more than 60 Saudi Investors and the minimum amount payable per Saudi Investor must not be less than Saudi Riyal (SR) 1 million or an equivalent amount. The offer of securities is therefore exempt from the public offer provisions of the KSA Regulations, but is subject to the following restrictions on secondary market activity: (a) A Saudi Investor (the transferor) who has acquired securities pursuant to this exempt offer may not offer or sell securities to any person (referred to as a transferee) unless the price to be paid by the transferee for such securities equals or exceeds SR1 million. (b) If the provisions of paragraph (a) cannot be fulfilled because the price of the securities being offered or sold to the transferee has declined since the date of the original exempt offer, the transferor may offer or sell the securities to the transferee if their purchase price during the period of the original exempt offer was equal to or exceeded SR1 million. (c) If the provisions of paragraphs (a) and (b) cannot be fulfilled, the transferor may offer or sell the securities if he/she sells his entire holding of the securities to one transferee.

Argentina

This prospectus has not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. The prospectus may not be publicly distributed in Argentina. Neither we nor the dealer managers will solicit the public in Argentina in connection with this prospectus.

Brazil

The offer and sale of the securities will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, of the interests in Brazil is not legal without such prior registration. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the securities is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of the securities to the public in Brazil.

This offer of the securities is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

Colombia

The securities have not been and will not be registered on the Colombian National Registry of Securities and Issuers or in the Colombian Stock Exchange. Therefore, the ADSs may not be publicly offered in Colombia. This material is for your sole and exclusive use as a determined entity, including any of your shareholders, administrators or employees, as applicable. You acknowledge the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment consummated pursuant hereto and represent that you are the sole liable party for full compliance with any such laws and regulations.

Mexico

The securities have not been registered in Mexico with the Sección de Valores (Securities Section) of the Registro Nacional de Valores (National Securities Registry) maintained by the Comisión Nacional Bancaria y de Valores, and that no action has been or will be taken that would permit the offer or sale of the securities in Mexico absent an available exemption under Article 8 of the Ley del Mercado de Valores (Mexican Securities Market Law).

Peru

The securities have not been and will not be approved by or registered with the Peruvian securities regulatory authority, the Superintendency of the Securities Market (Superintendencia del Mercado de Valores). However, the securities have been registered with the Superintendency of Banking, Insurance and Private Pension Funds (Superintendencia de Bancos, Seguros y Administradoras Privadas de Fondos de Pensiones) in order to be offered or sold in private placement transactions addressed to Peruvian institutional investors such as Peruvian private pension funds.

Legal matters

Certain matters of New York law relating to this rights offering will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Certain matters of Chilean law relating to this rights offering will be passed upon for us by Claro & Cía, Santiago, Chile. Certain legal matters relating to this rights offering will be passed upon for the dealer managers by Davis Polk & Wardwell LLP, New York, New York and Carey y Cía Ltda., Santiago, Chile.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Consultores, Auditores y Cía. Ltda, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

COMPAÑÍA CERVECERÍAS UNIDAS S.A.

SHARES OF COMMON STOCK

RIGHTS TO SUBSCRIBE FOR SHARES OF COMMON STOCK

We may from time to time offer our shares of common stock in the form of common stock or in the form of American Depositary Shares, or ADSs. Each ADS represents two shares of common stock. We may from time to time also offer rights to subscribe for shares of our common stock.

Our shares of common stock are listed on the Santiago Stock Exchange, the Chile Electronic Stock Exchange and the Valparaiso Stock Exchange, which we refer to collectively as the Chilean Stock Exchanges. Our ADSs are listed on the New York Stock Exchange under the symbol “CCU”. On August 13, 2013, the last reported sale price of our shares on the Santiago Stock Exchange was CLP 7,479.200 per share, and the last reported sale price of our ADSs on the New York Stock Exchange was US$29.42 per ADS.

This prospectus describes the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in the securities described herein involves risks. See “Risk Factors”.

Our company and our shares of common stock have been registered with the Superintendencia de Valores y Seguros (the Chilean Superintendency of Securities and Insurance, or the SVS). The SVS has not approved or disapproved of the securities offered hereby (including in the form of ADSs) or determined if this prospectus or the Spanish language prospectus that will be used in Chile is truthful or complete.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell these securities unless accompanied by a prospectus supplement.

We may not sell these securities or accept any offer to buy these securities until we deliver this prospectus and an accompanying prospectus supplement in final form. We are not using this prospectus and any accompanying prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is August 15, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus at any time and from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference”.

In the event the information set forth in a prospectus supplement differs in any way from information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any related prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date of the document or that the information we have filed or will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context otherwise requires, references in this prospectus, to “CCU”, the “Company”, “we”, “us” and “our” are to Compañía Cervecerías Unidas S.A. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and current reports and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.ccu.cl and/or http://www.ccuinvestor.com. We are an issuer in Chile of securities registered with the SVS. Shares of our common stock are traded on the Chilean Stock Exchanges, under the symbol “CCU”. Accordingly, we are currently required to file quarterly and annual reports and issue hechos esenciales o relevantes (notices of essential or material events) to the SVS, and provide copies of such reports and notices to the Chilean Stock Exchanges. All such reports are in Spanish and available at http://www.ccu.cl and/or http://www.ccuinvestor.com and http://www.svs.cl. The information contained on and linked from our Internet site or the SVS site is not incorporated by reference into this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•

information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

We incorporate by reference in this prospectus the documents listed below and any future Annual Reports on Form 20-F and any future Reports on Form 6-K (to the extent designated in the Form 6-K as being filed and incorporated by reference in this prospectus) that we file with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2012, as amended (the “2012 Form 20-F”); and

•	Our Report on Form 6-K furnished on August 9, 2013.

We are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Compañía Cervecerías Unidas S.A., Vitacura 2670, Twenty-Third Floor, Santiago, Chile, Attention: Investor Relations, Felipe Arancibia (562) 2427-3050/(562) 2427-3104 or via e-mail to faranci@ccu.cl and/or investor@ccuinvestor.com.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities and Exchange Act of 1934, which we refer to as the “Exchange Act.” These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. They also relate to our future prospects, development and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believes,” “could,” “expects,” “intends,” “may,” “plans,” “predicts,” “projects,” “will” and similar terms and phrases. We caution you that actual results could differ materially from those expected by us, depending on the outcome of certain factors, including, without limitation:

•	our success in implementing our investment and capital expenditure program;

•	the nature and extent of future competition in our principal marketing areas;

•	the nature and extent of a global financial disruption and its consequences;

•	political and economic developments in Chile, Argentina and other countries where we currently conduct business or may conduct business in the future, including other Latin American countries; and

•

other factors discussed herein, in our Annual Report on Form 20-F for the year ended December 31, 2012, as amended, or in any other document incorporated by reference in this prospectus, and any factors discussed in any prospectus supplement under the heading “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they were made. We undertake no obligation to publically update any of these forward-looking statements to reflect events or circumstances after the date hereof, including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

v

SUMMARY

The Company

We are a diversified Chilean company engaged through our subsidiaries in the beverages and confectionary businesses, operating mainly in Chile, Argentina and Uruguay. We also export wine to more than 85 countries. We have a broad product portfolio of highly recognized brands. Based on our estimates, we are, by market share based on volume, the largest Chilean brewer, the second-largest brewer in Argentina, the second-largest Chilean soft drink producer, the third-largest producer in the domestic Chilean market, the second-largest Chilean wine exporter, the largest Chilean bottled water and nectars producer, the largest pisco producer and distributor and the second-largest juices producer. We also participate in the home and office bottled water delivery, rum distribution and confectionary industries in Chile. We have licensing and/or distribution agreements with Heineken Brouwerijen B.V., Anheuser-Busch International Inc., Cervecera Austral S.A., Cervecería Modelo S.A. de C.V., PepsiCo Inc., Pepsi Lipton International Limited, Stokely Van Camp Inc., Seven-Up International (a division of The Concentrate Manufacturing Company of Ireland), Schweppes Holdings Limited, Promarca S.A., Arthur Guinness Son & Company (Dublin) Limited and Guinness Overseas Limited, Nestlé S.A., Société des Produits Nestlé S.A., Nestec S.A., Pernod Ricard Chile S.A. and Compañía Pisquera Bauzá S.A.

Our headquarters are located at Vitacura 2670, Twenty-Third Floor, Santiago, Chile. Our telephone number at that address is +(562) 2427-3050/+(562) 2427-3104, and our web address is http://www.ccu.cl and/or http://www.ccuinvestor.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained or incorporated by reference in this prospectus or any applicable prospectus supplement, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Information By Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement.

DESCRIPTION OF SHARE CAPITAL

Set forth below is certain information concerning our share capital and a brief summary of certain significant provisions of our Bylaws and Chilean law. Holders of ADRs will be able to exercise their rights with respect to the common shares underlying the ADRs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Receipts” for more information.

General

Shareholders’ rights in Chilean companies are governed by the company’s Bylaws, which serve the same purpose as the articles or certificate of incorporation and the bylaws of a company incorporated in the United States, and by Law 18,046 (the “Chilean Companies Act”). Article 137 of the Chilean Companies Act provides that all provisions of the Chilean Companies Act take precedence over any contrary provision in a company’s Bylaws. In addition, D.L. 3500, or the Pension Funds’ System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Companies Act, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the board of directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (US$237,944 as of December 31, 2012) at the time of filing of the lawsuit do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the SVS under Law 18,045 (the “Securities Market Law”) and the Chilean Companies Act. These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Companies Act and the Securities Market Law, both as amended, provide rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committee, independent directors, stock options and derivative actions.

Public Register

CCU is a publicly held stock corporation incorporated under the laws of Chile. CCU was incorporated by public deed issued on January 8, 1902 by the Notary Public of Santiago, Mr. Pedro Flores Zamudio. Its existence was approved by the SVS by means of Resolution N° 889 dated March 19, 1902 and it was registered in 1902, in the Commercial Registrar of Valparaíso (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Valparaiso), on the reverse side of page 49 under No. 45. In July 13, 2001, CCU was registered in the Commercial Registrar of Santiago (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago), on page 18,149, under No. 14,600. CCU is registered with the SVS and its entry number is 0007. CCU is also registered with the SEC and its SEC file number is 001-14906.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule 269 of the SVS, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of such shares must be reported to the SVS and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular 1375 of the SVS. Shareholders of publicly held stock corporations are required to report to the SVS and the Chilean stock exchanges on which the shares are listed:

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•

any direct or indirect acquisition or sale of contracts or securities whose price or results depend on or are conditioned in whole or in part on the price of shares, made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•

direct or indirect acquisition or sale of shares made by a person who, due to an acquisition of shares of such publicly held stock corporation, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital; and

•

any direct or indirect acquisition or sale of shares or options to buy or sell shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the SVS and the Chilean stock exchanges if such transactions are entered into with the intention of acquiring control of the corporation or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and SVS regulations, persons or entities that intend to acquire control, whether directly or indirectly, of a publicly held stock corporation, must follow certain notice requirements, regardless of the acquisition vehicle or procedure or whether the acquisition will be made through direct subscriptions or private transactions. The potential acquiror must first send a written communication to the target corporation, any companies controlling or controlled by the target corporation, the SVS and the Chilean stock exchanges on which the securities are listed, stating, among other things, the person or entity purchasing or selling and the price and conditions of any negotiations.

The potential acquiror must also inform them of its planned acquisition at least ten business days prior to the date on which the transaction is to close, and in any event, as soon as negotiations regarding the change of control begin (i.e., when confidential information and documents concerning the target are delivered to the potential acquiror). Notice is made through a filing with the SVS, the relevant Chilean stock exchanges and any companies controlling or controlled by the target corporation and through a notice published in two Chilean newspapers and web site of the target company, if any.

In addition, Article 54A of the Securities Market Law requires that, within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly held stock corporation, a notice be published in the same newspapers in which the notice referred to above was published and notices be sent to the same persons referred to in the preceding paragraphs.

Any owner of our shares who intends to acquire control of us will be subject to these reporting requirements. The provisions described above do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Securities Market Law on tender offers and SVS regulations provide that the following transactions must be carried out through a tender offer:

•

an offer which allows to take control of a publicly held stock corporation, unless the shares are being sold by a controlling shareholder of such corporation at a price in cash which is not substantially higher than the market price and the shares of such corporation are actively traded on a Chilean stock exchange;

•

an offer for all the outstanding shares of a publicly held stock corporation upon acquiring two-thirds or more of its voting shares; this offer must be made at a price not lower than the price at which appraisal rights may be exercised (i.e., if the shares of the corporation are not actively traded, the book value, or, if the shares of the corporation are actively traded, the weighted average price at which the stock has been traded for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the acquisition); and

•

an offer for a controlling percentage of the shares of a publicly held stock corporation if such person intends to take control of the holding company (whether listed or not) controlling such publicly held corporation, to the extent that the operating company represents 75% or more of the consolidated net assets of the holding company.

Article 200 of the Securities Market Law prohibits any shareholder that has taken control of a publicly held stock corporation from acquiring, for a period of 12 months from the date of the transaction that granted it control of the publicly held stock corporation, a number of shares equal to or higher than 3% of the outstanding issued shares of the target company without making a tender offer at a price per share not lower than the price paid at the time of taking control. However, should the acquisition from the other shareholders of the publicly held stock corporation be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the Chilean stock exchange. Title XV of the Securities Market Law sets forth the basis for determining what constitutes a controlling power, a direct holding and a related party.

If the offeror acquired shares in the period starting 30 days prior to the tender offer and ending 90 days after the expiration date of the tender offer in price conditions better than those of the tender offer, it shall extend those conditions to the shareholders that sold to the offeror prior to or in the tender offer. Such a rule is meant to prevent discrimination among shareholders.

During the period of the tender offer, the offeror may not acquire shares of the target company through private transactions or in stock exchanges, whether local or foreign, without being subject to the tender offer procedures. A tender offer may be directed at a specific series or class of shares, provided that the offeror treats equally all shareholders within such series or class of shares. However, if such series or class of shares is vested with preemptive controlling rights over the target company, the offeror will launch a joint tender offer for an equal percentage over the other series or classes of shares.

Corporate Objectives and Purposes

Article 4 of our Bylaws states that our corporate objectives and principal purposes are to produce, manufacture and market alcoholic and non-alcoholic beverages in general, to manufacture containers and packaging, and to provide transportation services, among other businesses.

Board of Directors

Our Board of Directors is comprised of nine members who are appointed by shareholders at the ordinary shareholders’ meeting, or OSM, of the Company and are elected for a period of three years, at the end of which they will be re-elected or replaced.

The nine directors elected at the OSM are the nine individual nominees who receive the highest majority of the votes. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees, provided, however, that a special rule applies for the election of at least one independent director.

The compensation of the directors is set annually at the OSM.

Agreements entered into by CCU with related parties can only be executed when such agreements serve the interest of the Company, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Title XVI of the Chilean Companies Act.

Certain Powers of the Board of Directors

Our Bylaws do not contain provisions relating to:

•	the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•	borrowing powers exercisable by the directors and how such borrowing powers can be varied;

•	retirement or non-retirement of directors under an age limit requirement; or

•	a requirement to own shares for qualification as a director.

Certain Provisions Regarding Shareholder Rights

As of the date of the filing of this prospectus, CCU’s capital is comprised of only one class of shares, all of which are shares of common stock and have the same rights.

Our Bylaws do not contain any provisions relating to:

•	redemption provisions;

•	squeeze-out provisions

•	sinking funds; or

•	liability for capital calls by the Company.

Under the Chilean Companies Act, the rights of holders of stock of the Company may only be changed by an amendment to the Bylaws that comply with the requirements explained below under “—Shareholders’ Meetings and Voting Rights”.

Capitalization

Under the Chilean Companies Act, only the shareholders of a company acting at an extraordinary shareholders’ meeting, or ESM, have the power to authorize a capital increase. When an investor subscribes for shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if he has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the Company’s Bylaws provide otherwise. If a subscriber does not fully pay for shares for which he has subscribed on or prior to the date agreed upon for payment, the Company is entitled to auction the shares on the stock exchange where such shares are traded and has a cause of action against the subscriber for the difference between the subscription price and the price actually received at auction, if any. However, until such shares are sold at auction, the subscriber continues to possess all the rights of a shareholder, except the right to receive dividends and return of capital. When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which in no case may exceed three years from the date of such meeting), the Board must proceed to collect payment, unless the shareholders’ meeting had authorized (by two-thirds of the voting shares) to reduce the company’s capital to the amount effectively collected.

Article 22 of the Chilean Companies Act provides that the purchaser of shares of a company implicitly accepts its Bylaws and any agreements adopted at shareholders’ meetings.

As of December 31, 2012, the subscribed and fully paid capital of the Company totaled CLP 231,019,592 thousands and consisted of 318,502,872 shares.

Preemptive Rights and Increases of Share Capital

The Chilean Companies Act requires Chilean companies to grant shareholders preemptive rights to purchase a sufficient number of shares to maintain their existing ownership percentage of such company whenever such company issues new shares.

Under the Chilean Companies Act, preemptive rights are exercisable or freely transferable by shareholders during a 30-day period following the day the preemptive rights offering is launched. During such 30-day period, and for the 30 days immediately following the initial 30-day period, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms which are more favorable than those offered to their shareholders. At the end of the second 30-day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on one of the Chilean Stock Exchanges.

Shareholders’ Meetings and Voting Rights

An OSM must be held within the first four months following the end of our fiscal year. The last OSM was held on April 10, 2013. An ESM may be called by the Board of Directors when deemed appropriate, when requested by shareholders representing at least 10% of the issued shares with voting rights or by the SVS. The last ESM was held on June 18, 2013, summoned by the Board of Directors in connection with approval of a proposed capital increase. To convene an OSM or an ESM, notice must be given three times in a newspaper located in our corporate domicile. The newspaper designated by our shareholders is Estrategia. The first notice must be published not less than 15 days and no more than 20 days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, to the SVS and to the Chilean Stock Exchanges.

Under the Chilean Companies Act, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company. If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented. The second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting.

An ESM must be called to take the following actions:

•	a transformation of the company or a merger or split-up of the company;

•	an amendment to the term of duration or early dissolution of the company;

•	a change in the corporation’s domicile;

•	a decrease of corporate capital;

•	an approval of capital contributions in kind and non-monetary assessments;

•	a modification of the authority reserved to shareholders or limitations on the board of directors;

•	a reduction in the number of members of the board of directors;

•

a disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•

the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controller;

•	the form of distributing corporate benefits;

•

issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the board of directors is deemed sufficient;

•	the purchase of the corporation’s own shares;

•	others established by the bylaws or the laws;

•	certain remedies to cure nullification defects of the corporate bylaws;

•

inclusion in the bylaws of the right to purchase shares from minority shareholders (squeeze-out provisions), when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; or

•	approval or ratification of acts or contracts with related parties.

Regardless of the quorum present, the vote required for any of the actions above is at least two-thirds of the outstanding shares with voting rights. Other actions at an ESM are passed by affirmative vote of an absolute majority of the shares present or represented at the meeting.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of a class of shares that already exists, must be approved by at least two-thirds of the outstanding shares of the affected series.

The Chilean Companies Act does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. federal securities laws regarding the solicitation of proxies. However, shareholders are entitled to examine the books of a publicly held stock corporation within the 15-day period before its scheduled meeting. Under the Chilean Companies Act, a notice of a shareholders meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, including an indication of the way complete copies of the documents that support the matters submitted for voting can be obtained, which indication must also be made available to shareholders on the Company’s website. In the case of an OSM, the annual report of the Company’s activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: http://www.ccu.cl and/or http://www.ccuinvestor.com.

The Chilean Companies Act provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the board of directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs. Similarly, the Chilean Companies Act provides that whenever the board of directors of a publicly held stock corporation convenes an OSM, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning 10% or more of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with CCU as of midnight on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares. A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf. Proxies for such representation shall be given in writing for all the shares held by the owner. Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by the Chilean Companies Act or our Bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of common stock represented by ADSs is JPMorgan Chase Bank, N.A., as depositary, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of common stock represented by ADSs. The Deposit Agreement pursuant to which the ADSs are issued (described under “Description of American Depositary Shares”) contains provisions under which the depositary has agreed to solicit instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of common stock represented by the ADSs. Subject to compliance with the requirements of the

Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under the Chilean Companies Act and the provisions of the Bylaws, to vote or cause to be voted (or grant a discretionary proxy to a person designated by the Company to vote) the shares of common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of common stock represented by the ADSs on or before the date established by the depositary for such purpose, the depositary will deem such holder to have instructed the depositary to give a discretionary proxy to a person designated by the Company with respect to such shares of common stock represented by the ADSs and the depositary will give a discretionary proxy to a person designated by the Company, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Companies Act, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all publicly held stock corporations must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, before amortization and negative goodwill for each year (utilidades líquidas, calculated according to the local accounting rules applicable to the company when preparing financial statements to be submitted to the SVS), unless and except to the extent the company has carried forward losses. The law provides that the board of directors must agree to the dividend policy and inform such policy to the shareholders at an OSM.

Any additional dividend in excess of 30% of net income may be paid if so decided by the OSM. The OSM may also declare an optional dividend payable at the election of the shareholder, in cash, in CCU shares or in shares of publicly held corporations held by CCU. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends which are declared but not paid within the appropriate time period set forth in the Chilean Companies Act (as to minimum dividends, 30 days after declaration; as to additional dividends, the date set for payment at the time of declaration within the fiscal year) are adjusted to reflect the change in the value of UF, from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the rate set forth in the Chilean Companies Act. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred for the benefit of the Chilean Fire Department.

In the event of a liquidation of the Company, the holders of shares would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit CCU’s consolidated financial statements to the shareholders annually, for their approval at an OSM. If the shareholders by a vote of a majority of shares present (in person or by proxy) at the shareholders’ meeting reject the financial statements, the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting. Directors who individually approved such financial statements are disqualified for reelection for the following period. Our shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Securities Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of a publicly held stock corporation and which offer is made to shareholders to purchase their shares under conditions which allow the bidder to reach a certain percentage of ownership of the company within a fixed period of time. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

There are no provisions in our Bylaws that discriminate against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Companies Act provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30 days following the shareholders’ meeting. The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean Stock Exchanges, is the weighted average of the sales prices for the shares as reported on the Chilean Stock Exchanges on which the shares are quoted for the 60-trading day period that is between the 90th trading day and the 30th trading day preceding the shareholders’ meeting giving rise to the withdrawal right. If, because of the volume, frequency, number and diversity of the buyers and sellers, the SVS determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose shall equal paid capital plus reserves and profits, less losses, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statements of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•	the transformation of the company;

•	the merger of the company with another company;

•

disposition of 50% or more of the assets of the corporation, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•

the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position of controller;

•	issue of guarantees for third parties’ liabilities which exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the board of directors is sufficient);

•

the creation of preferential rights for a class of shares or certain amendments to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•	certain remedies to cure nullification defects of the corporate bylaws;

•	the decision to cease to be subject to the rules applicable to publicly held stock corporations; and

•	such other causes as may be established by the law or by the company’s bylaws.

The right of dissenting shareholders to tender their shares will be exercised for the totality of the shares that the dissenting shareholder has registered in his or her name on the date which establishes his or her right to participate in the shareholders’ meeting in which the decision that triggers the withdrawal is made, and still maintains in his or her name on the date in which he or she communicates to the company the decision to withdraw.

Investments by AFPs

The Pension Funds’ System Law permits AFPs to invest their funds in companies that are subject to Title XII (“Title XII Companies”) and, subject to greater restrictions, in other companies.

Title XII Companies are required to have bylaws that limit the ownership of any shareholder to a specified maximum percentage, bylaws that require that certain actions be taken only at a meeting of the shareholders and bylaws that give the shareholders the right to approve certain investment and financing policies. These matters are not included in our Bylaws.

Registrations and Transfers

Shares issued by CCU are registered with an administrative agent named DCV Registros S.A. who is responsible for CCU’s shareholders registry. In case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with CCU.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

JPMorgan Chase Bank, N.A. acts as the depositary for the American Depositary Shares. JPMorgan Chase Bank, N.A.’s depositary offices are located at 1 Chase Manhattan Plaza, 58th Floor, New York, New York 10005. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs are represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary typically appoints a custodian to safe keep the securities on deposit. In our case, the custodian is Banco de Chile, located at Av. Andrés Bello 2687, 6th Floor, Santiago, Chile.

We appointed JPMorgan Chase Bank, N.A. as depositary pursuant to an amended and restated deposit agreement, dated as of July 31, 2013 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-170306 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. We urge you to review the Deposit Agreement in its entirety as well as the form of ADR attached to the Deposit Agreement.

Each ADS represents two shares of common stock of CCU on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, our obligations to the holders of shares of common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you”, we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares, the depositary may and will if we so request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs upon a distribution of shares of common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of common stock so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If we offer to our holders of shares rights to purchase additional ADSs, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs or selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders. If we so request, the depositary will take the following actions:

•

If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•

if at the time of any such offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear to be about to lapse, the depositary in its discretion, after consultation with the Company, may sell such rights at public or private sale, and may allocate the proceeds of such sales for account of the holders otherwise entitled thereto upon an averaged or other practicable basis; or

•	if by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse;

provided, however, that if by the terms of such rights offering or by reason of applicable law, the depositary may neither make such rights available to the holders nor dispose of such rights and make the net proceeds to the holders, then the depositary shall allow the rights to lapse.

If the distribution of rights requires the rights to be registered under the Securities Act, the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•	payment of the purchase price for the share to be purchased upon the exercise of the right;

•	a duly completed and signed exercise instruction; and

•	payment of the applicable fee and charges.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to the holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

Provided we have indicated that the elective distribution is to be made available to you, the depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the Deposit Agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to you for any of the above reasons, you will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever we distribute property other than cash, shares of common stock or rights to purchase additional shares of our common stock, the depositary will consult with us to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with our consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADRs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with our approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of common stock held on deposit. The depositary may, with our approval, or if we so request, in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Shares of Common Stock

The depositary may create ADSs on your behalf if you or your broker deposits shares of common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of common stock to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of shares of common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The shares are duly authorized, validly issued, fully paid, non assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•	You are duly authorized to deposit the shares.

•

The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	duly deliver the ADRs to the depositary at its principal office;

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, upon a combination or split up of ADRs.

Withdrawal of Shares upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of common stock at the custodian’s offices. In order to withdraw the shares of common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that are caused by clearing of the transfer books for the shares of common stock or the ADSs or the payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of common stock represented by your ADSs. The voting rights of holders of shares of common stock are described in “Description of Share Capital—Shareholders’ Meetings and Voting Rights”.

The depositary will mail to you any notice of a shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy to a person designated by the Company to vote the shares represented by your ADSs in his/her discretion, provided that no such instruction will be deemed given and no such discretionary proxy will be given with respect to any matter as to which the Company informs the depositary that (x) the Company does not wish such proxy given, (y) substantial opposition exists or (z) such matter materially and adversely affects the rights of holders of the shares of common stock represented by the ADSs.

Fees and Charges

The holders of ADSs agree to pay the following fees of the depositary:

Service	Fee
Issuance of ADSs	US$5 per each 100 ADSs (or portions thereof) issued

Cancellation or reduction of ADSs	US$5 per each 100 ADSs (or portions thereof) cancelled or reduced

Distribution of cash dividends or other cash distributions	Up to US$0.05 per ADS

Transfers of receipts	US$1.50 per ADR

Depositary services	Up to US$0.05 per calendar year per ADS held on the applicable record date(s) established by the depositary

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the distribution or sale of securities.

•

Fees for the reimbursement of the fees, charges and expenses incurred by the depositary or any of its agents in connection with the servicing of the shares or other deposited securities, the sale of securities, and the delivery of deposited securities in connection with compliance with applicable law, rule or regulations.

•	Stock transfer or other taxes and other governmental charges.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities

•	Expenses incurred for converting foreign currency into U.S. dollars

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

We may agree with the depositary to modify the Deposit Agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that increase any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses)or that would prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of common stock represented by your ADSs, except as permitted by law.

We have the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 90 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of matters relating to the ADSs, the Deposit Agreement or our business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits our obligations and the depositary’s obligations to you in several respects, including the following:

•	We and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without gross negligence or willful misconduct.

•

The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•

The Depositary disclaims any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act in respect thereto, and also disclaims all liability for any error or delay in action, omission to act, default or negligence on the part of any party retained in connection with any such sale or proposed sale.

•

We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•

We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any indirect, special, consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes arising out of any tax benefit obtained.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practicable.

•	Hold the foreign currency, without liability for interest, for the applicable holders.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR COMMON STOCK OR ADSs

We may issue rights to subscribe for shares of our common stock or our ADSs. These rights may be transferable by the security holder receiving the rights. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our common stock or ADSs will be set forth in a prospectus supplement, which will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares or ADSs purchasable upon exercise of each right;

•	the procedures for exercising the right;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares or ADSs;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and

•	any other material terms of the rights.

TAXATION

Chilean Tax Considerations

The following discussion summarizes material Chilean income and withholding tax consequences to foreign holders arising from the ownership and disposition of ADS rights, rights, shares and ADSs. The summary which follows does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of ADS rights, rights, shares or ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules. Holders of shares and ADSs are advised to consult their own tax advisors concerning the Chilean and other tax consequences of the ownership of shares or ADSs.

The summary that follows is based on Chilean law, as in effect on the date hereof, and is subject to any changes in these or other laws occurring after such date, possibly with retroactive effect. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authority is legally and exclusively entitled to enact rulings and regulations of either general or specific application and interpret the provisions of the Chilean Income Tax Law. Chilean tax may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations and interpretations, but Chilean tax authorities may change their rulings, regulations and interpretations in the future. The discussion that follows is also based, in part, on representations by the depositary, and assumes that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms. As of this date, there is no applicable income tax treaty in effect between the United States and Chile. However, in 2010 the United States and Chile signed an income tax treaty that will enter into force once the treaty is ratified by both countries. There can be no assurance that the treaty will be ratified by either country. The following summary assumes that there is no applicable income tax treaty in effect between the United States and Chile.

As used in this prospectus, the term “foreign holder” means either:

•

in the case of an individual holder, a person who is not a resident of Chile; for purposes of Chilean taxation, an individual is resident of Chile if he or she has resided in Chile for more than six uninterrupted months in one calendar year, or a total of more than six uninterrupted months in two consecutive fiscal years; or

•

in the case of a legal entity holder, an entity that is not organized under the laws of Chile, unless the shares or ADSs are assigned to a branch, agent, representative, office or any other kind of permanent establishment of such entity in Chile.

Taxation of Shares and ADSs

Taxation of Cash Dividends and Property Distributions

General Rule: Cash dividends paid with respect to the shares or ADSs held by a foreign holder will be subject to Chilean withholding tax, which is withheld and paid by the company. As described in the example below, the amount of the Chilean withholding tax is determined by applying a 35% rate to a “grossed-up” distribution amount (such amount equal to the sum of the actual distribution amount and the correlative Chilean corporate income tax paid by the issuer), and then subtracting as a credit such correlative Chilean corporate income tax paid by the issuer. For years 2004 through 2010, the Chilean corporate income tax rate was 17%; for 2011 and thereafter the rate is 20%. The example below illustrates the effective Chilean withholding tax burden on a cash dividend received by a foreign holder, assuming a Chilean withholding tax base rate of 35%, an effective Chilean corporate income tax rate of 20% and a distribution of 50% of the net income of the company distributable after payment of the Chilean corporate income tax:

Line	Concept and calculation assumptions	Amount
1	Company taxable income (based on Line 1 = 100)	100.0
2	Chilean corporate income tax: 20% x Line 1	20.0
3	Net distributable income: Line 1 - Line 2	80.0
4	Dividend distributed (50% of net distributable income): 50% of Line 3	40
5	Withholding tax: (35% of (the sum of Line 4 and 50% of Line 2))	(17.5)
6	Credit for 50% of Chilean corporate income tax: 50% x Line 2	10
7	Net withholding tax: Line 5 + Line 6	(7.5)
8	Net dividend received: Line 4 - Line 7	32.5
9	Effective dividend withholding rate: Line 7 / Line 4	18.75%

In general, the effective Chilean dividend withholding tax rate, after giving effect to the credit for the Chilean corporate income tax paid by the company, can be computed using the following formula:

Effective Dividend	=	(Withholding tax rate) - (Chilean corporate income tax rate)

Withholding Tax Rate		1 - (Chilean corporate income tax rate)

Using the prevailing rates, the Effective Dividend Withholding Rate =

(35%-20%) / (100%-20%) = 18.75%

Dividends are generally assumed to have been paid out of the Company’s oldest retained profits for purposes of determining the level of Chilean corporate income tax that was paid by the Company.

Under Chilean Income Tax Law, dividend distributions made in property are subject to the same Chilean tax rules as cash dividends. Stock dividends that represent free shares distributed to foreign shareholders as a consequence of a capitalization made on the same corporation are not subject to Chilean taxation.

Exceptions: Despite the aforementioned general rule, there are special circumstances under which a different tax treatment would apply depending on the source of the income or due to special circumstances existing at the date of the dividend distribution. The most common special cases are briefly described below:

1)	Circumstances where there is no corporate income tax credit against the Chilean withholding tax: These cases are when: (i) the financial book profits paid as dividends (following the seniority rule indicated above) exceed the Company’s taxable income (such dividend distributions in excess of the company’s taxable income determined as of December 31 of the distribution’s year will be subject to the Chilean withholding tax at a rate of 35%, without the corporate income tax credit; in relation to the provisional withholding rule applicable on the date of the dividend payment, please see number 3 below); or (ii) the income was not subject to corporate income tax due to an exemption of the Chilean corporate income tax, in which case the foreign holder will be also subject to the Chilean withholding tax rate of 35% without the corporate income tax credit.

2)	Circumstances where dividends have been imputed to income exempted from all the Chilean income taxes: In these cases, dividends distributed by the company to the foreign holder will not be subject to Chilean withholding tax. Income exempted from Chilean income tax is expressly listed in the Chilean Income Tax Law.

3)	Circumstances where dividends are subject to a provisional withholding tax: In the event that on the date of the dividend distribution there are no earnings on which income tax has been paid and there are no tax-exempt earnings, a 35% Chilean withholding tax with a provisional 20% Chilean corporate income tax credit is applicable. This provisional 20% Chilean corporate income tax credit granted must be confirmed with the information of Company’s taxable income as of December 31 of the year in which the dividend was paid.

4)	Circumstances when it is possible to use in Chile certain credits against income taxes paid abroad, or “foreign tax credits”: This occurs when dividends distributed by the Chilean company have as their source income generated by companies domiciled in third countries. If that income was subject to withholding tax or corporate income tax in those third countries, such income will have a credit or “foreign tax credit” against corresponding Chilean taxes, which can be proportionally transferred to the shareholders of the Chilean company.

Taxation on Sale or Exchange of ADSs Outside Chile

Gains obtained by a foreign holder from the sale or exchange of ADSs outside Chile will not be subject to Chilean taxation.

In general terms, the new set of indirect transfer rules, effective as of September, 2012, provide that the capital gain obtained from the sale or disposition of shares of a company incorporated or domiciled outside Chile by a foreign holder may constitute Chilean sourced income and, therefore, may trigger Chilean income tax on such capital gain, provided certain specific requirements contained in the Chilean Income Tax Law are met.

The Chilean tax authority has recently issued Ruling No. 1307/2013, issued after the enactment of the new indirect transfer rules, that the sale of ADRs representing shares of Chilean companies is not a taxable event under such new rules. This is because the new indirect transfer rules are applicable when the target consists of quotas, stocks, shares, bonds, securities convertible into shares or any other kind of rights which represent part of the capital of a foreign legal entity or foreign equity. Therefore, given that ADRs of Chilean companies represent local shares, the new indirect transfer rules would not be applicable.

As stated above, Chilean tax authority rulings are not binding on taxpayers, who are free to take different positions based on their interpretation of the tax law, and may challenge the tax authority’s interpretations in court. However, such rulings are binding on the Chilean tax authority if a taxpayer has relied on such interpretations in good faith.

Taxation on Sale or Exchange of Shares

Article 107 of the Chilean Income Tax Law includes a tax exemption on capital gains arising from the sale of shares of listed companies traded in the stock markets. Although there are certain restrictions, in general terms, this article provides that in order to qualify for the capital gain exemption: (i) the shares must be of a publicly held stock corporation with a certain minimum level of trading on a stock exchange; (ii) the sale must be carried out in a Chilean stock exchange authorized by SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or as a result of the contribution of securities into a mutual fund under the provisions of Article 109 of the Chilean Income Tax Law; (iii) the shares which are being sold must have been acquired on a Chilean stock exchange authorized by the SVS, or in a tender offer subject to Chapter XXV of the Chilean Securities Market Law, or in an initial public offering (due to the creation of a company or to a capital increase), or in an exchange of public offered securities convertible into shares, or as a result of the redemption of securities subject to the provisions of Article 109 of the Chilean Income Tax Law; and (iv) the shares must have been acquired after April 19, 2001.

Another tax exemption may be available for capital gains arising from the sale of significantly traded shares of listed companies traded on the stock markets. According to Article 106 of the Chilean Income Tax Law, the sale or disposition of shares of Chilean public corporations which are significantly traded on a Chilean stock exchange by foreign institutional investors, such as mutual funds, pension funds and others, is exempted from any Chilean tax on capital gains if the sale or disposition was made through a Chilean stock exchange authorized by the SVS, or within the process of a public tender a tender offer subject to Chapter XXV of the Chilean Securities Market Law.

To qualify as a foreign institutional investor, entities must be at least one of the following:

•	a fund that makes public offers of its shares in a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS;

•

a fund that is registered with a regulatory entity of a country in which its public debt has been rated investment grade by an international risk classification agency qualified as such by the SVS, provided that the investments in Chile, including securities issued abroad that represent Chilean securities, held by the fund represent less than 30% of its total assets value;

•

a fund whose investments in Chile, including securities issued abroad representing Chilean securities, represent less than 30%, of its total assets value, provided that no more than 10% of the equity or right to the profits of the fund taken as a whole is directly or indirectly owned by Chilean residents;

•

a pension fund that is exclusively formed by individuals that receive their pension on account of capital accumulated in the fund, or the main purpose of which is to finance the establishment or increase of pensions of individuals and it is regulated and supervised by the competent foreign authority;

•

a fund regulated by Chilean Law Nº 18,657 (referred to as Foreign Capital Investment Funds Law), in which case all holders of its shares must reside abroad or be qualified as local institutional investors; or

•

another kind of institutional foreign investor that complies with the characteristics defined by a regulation within the prior report of the SVS and the Chilean tax authority (Chilean Internal Revenue Service).

In order to be entitled to the exemption, foreign institutional investors, during the time in which they operate in Chile, must:

•	be organized abroad and not be domiciled in Chile;

•	prove their qualification as foreign institutional investors as mentioned above;

•	not participate, directly or indirectly, in the control of the issuers of the securities in which they invest and not hold, directly or indirectly, 10% or more of such companies’ capital or profits;

•

execute an agreement in writing with a Chilean bank or securities broker in which the intermediary is responsible for the execution of purchase and sale orders and for the verification, at the time of the respective remittance, that such remittances relate to capital gains that are exempt from income tax in Chile or, if they are subject to income tax, that the applicable withholdings have been made; and

•	register in a special registry with the Chilean tax authority (Chilean Internal Revenue Service).

If the shares do not qualify for any of the above exemptions, capital gains on their sale or exchange of shares (as distinguished from sales or exchanges of ADSs representing such shares of common stock) could be subject to two alternative tax regimes: (a) general tax regime, with a 20% Chilean corporate income tax and a 35%

Chilean withholding tax, the former being creditable against the latter; or (b) a 20% Chilean corporate income tax as sole tax regime, when all the following circumstances are met: (i) the sale is made between unrelated parties, (ii) the sale of shares is not a recurrent or habitual activity for the seller and (iii) at least one year has elapsed between the acquisition and the sale of the shares.

Capital gains taxes obtained by foreign holders from the sale of shares of common stock received in exchange for ADSs must be withheld by the buyer upon payment. The buyer must declare and pay the taxes until the twelfth day of the month following payment. As a general rule, the withholding rate applicable acts as provisional withholding, the amount withheld being creditable against the taxes declared by the seller in its annual tax return in April of the following year. However, in some cases, if the taxes withheld completely satisfy the taxes applicable to the capital gain, the foreign holder might be released from the duty of filing a tax return. The withholding rules vary depending on the taxation applicable to the capital gain as follows:

•

When a capital gain is subject to both first category tax and withholding tax, a provisional withholding shall be made on account of the seller’s final taxes at a rate equal to the difference between the withholding tax and the first category tax rates in force at the time of the sale (15% under the current rates). This 15% rate is applicable to the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), a 35% withholding tax shall be applied as a final withholding tax, instead of the provisional withholding made on account of the total tax due. In this case, the 35% rate applies to the relevant capital gain.

•

When a capital gain is subject to first category tax levied as the sole tax, a provisional withholding shall be made on account of the seller’s final taxes at a 5% rate. This 5% rate is applicable over the gross amount remitted abroad. However, if the taxable gain is already determinable at the moment of the withholding (in case the buyer is able to determine the exact gain derived from the transaction), the withholding shall be made with the first category tax rate (20% under the current rates) applicable to the relevant capital gain.

The date of acquisition of the ADSs is considered to be the date of acquisition of the shares for which the ADSs are exchanged.

Taxation of Rights and ADS Rights

For Chilean tax purposes, the receipt of rights or ADS rights by a foreign holder of shares or ADSs pursuant to a rights offering is a nontaxable event. In addition, there are no Chilean income tax consequences to foreign holders upon the exercise or the lapse of the rights or the ADS rights.

Any gain on the sale, exchange or transfer of the ADS rights by a foreign holder is not subject to taxes in Chile.

Any gain on the sale, exchange or transfer of the rights by a foreign holder is subject to a 35% Chilean withholding tax.

Other Chilean Taxes

In general, there is no gift, inheritance or succession tax applicable to the ownership, transfer or disposition of ADSs by foreign holders, but such taxes will generally apply to the transfer at death or by gift of the shares by a foreign holder. There is no Chilean stamp, issue, registration or similar taxes or duties payable by holders of shares or ADSs.

Material U.S. Income Tax Considerations

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT ANY DISCUSSION OF U.S. FEDERAL TAX MATTERS SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE MARKETING OF THE SHARES AND ADSS AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY PROSPECTIVE INVESTOR, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER U.S. TAX LAW. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These authorities are subject to change, possibly with retroactive effect. It also is based in part on representations by the Depositary and assumes that each obligation under the Deposit Agreement and any related agreement will be performed in accordance with its terms.

The following are the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of receiving, owning and disposing of ADS rights, rights, shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to hold such securities and is based on the assumption stated above under “Chilean Tax Considerations” that there is no applicable income tax treaty in effect between the United States and Chile. This discussion does not address any U.S. state or local, or non-U.S. tax consequences of the acquisition, ownership or disposition of ADS rights, rights, shares or ADSs. In addition, this discussion does not address any U.S. federal tax consequences other than U.S. federal income tax consequences, such as the estate and gift tax, or the Medicare tax on net investment income. The discussion applies only if the beneficial owner holds ADS rights, rights, shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of the beneficial owner’s particular circumstances. For instance, it does not describe all the tax consequences that may be relevant to:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities who use a mark-to-market method of tax accounting;

•	persons holding shares or ADSs as part of a “straddle,” integrated transaction or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	persons that own or are deemed to own ten percent or more of our stock; or

•	persons holding ADS rights, rights, shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity classified as a partnership for U.S. federal income tax purposes holds ADS rights, rights, shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding ADS rights, rights, shares or ADSs and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the ADS rights, rights, shares or ADSs.

You are a “U.S. Holder” for purposes of this discussion if you are a U.S. Holder of our ADS rights, rights, shares or ADSs and if you are, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States; or

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes or (ii) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

In general, if a U.S. Holder owns ADSs, such owner will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

The U.S. Treasury has expressed concerns that parties to whom ADSs are released before shares are delivered to the depositary (pre-release) or intermediaries in the chain of ownership between U.S. Holders and the issuer of the security underlying the ADSs may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of depositary shares. Such actions would also be inconsistent with the claiming of the reduced tax rates, described below, applicable to dividends received by certain non-corporate U.S. Holders. Accordingly, the analysis of the creditability of Chilean taxes, and the availability of the reduced tax rates for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by such parties or intermediaries.

This discussion assumes that, and the Company believes that, the Company is not, and will not become, a passive foreign investment company, as described below.

U.S. Holders should consult their tax advisors with respect to their particular tax consequences of owning or disposing of ADS rights, rights, shares or ADSs, including the applicability and effect of state, local, non-U.S. and other tax laws and the possibility of changes in tax laws.

Taxation of Distributions

Distributions paid on shares or ADSs other than certain pro rata distributions of shares of common stock, or rights to acquire common stock, will be treated as dividends taxable as ordinary income to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported as dividends.

Subject to applicable limitations and the discussion above regarding concerns expressed by the U.S. Treasury, dividends paid by qualified foreign corporations to a U.S. Holder that is not a corporation are taxable at a maximum rate of 20%. A foreign company is treated as a qualified foreign corporation with respect to dividends paid on stock that is readily tradable on an established securities market in the United States, such as the New York Stock Exchange where our ADSs are traded. A U.S. Holder should consult its tax advisor to determine whether the favorable rate will apply to dividends it receives and whether it is subject to any special rules that limit its ability to be taxed at this favorable rate.

The amount of a dividend will include the net amount withheld by us in respect of Chilean withholding taxes on the distribution. The amount of the dividend will be treated as foreign-source dividend income to a U.S. Holder and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of its, or in the case of ADSs, the depositary’s, receipt of the dividend. The amount of any dividend paid in Chilean pesos will be a U.S. dollar amount calculated by reference to the exchange rate for converting Chilean pesos into U.S. dollars in effect on the date of such receipt regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars on a date after the date of receipt.

Subject to applicable limitations that may vary depending upon a U.S. Holder’s circumstances and subject to the discussion above regarding concerns expressed by the U.S. Treasury, the net amount of Chilean withholding tax (after reduction for the credit for Chilean corporate income tax, as discussed above under “—Chilean Tax Considerations—Taxation of Shares and ADSs—Taxation of Cash Dividends and Property Distributions”) withheld from dividends on shares or ADSs will be creditable against a U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and, therefore, a U.S. Holder should consult its tax advisor regarding the availability of foreign tax credits in its particular circumstances. Instead of claiming a credit, a U.S. Holder may, at its election, deduct such Chilean taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States.

Sale or Other Disposition of Shares or ADSs

The gain or loss a U.S. Holder realizes on the sale or other disposition of shares or ADSs will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the shares or ADSs for more than one year. The amount of a U.S. Holder’s gain or loss will equal the difference between the U.S. Holder’s tax basis in the shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. In addition, certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers.

In certain circumstances, Chilean taxes may be imposed upon the sale of shares. See “—Chilean Tax Considerations—Taxation of Shares and ADSs”. If a Chilean tax is imposed on the sale or disposition of shares, and the U.S. Holder does not receive significant foreign-source income from other sources, such U.S. Holder may not be able to credit such Chilean tax against its U.S. federal income tax liability.

Passive Foreign Investment Company Rules

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current fiscal year or for future fiscal years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that we will not be considered a PFIC for any fiscal year. If we are a PFIC for any fiscal year, U.S. Holders (including certain indirect U.S. Holders) may be subject to adverse tax consequences, including the possible imposition of an interest charge on gains or “excess distributions” allocable to prior years in the U.S. Holder’s holding period during which we are determined to be a PFIC. If we are deemed to be a PFIC for a taxable year, dividends on our shares or ADSs would not be “qualified dividend income” eligible for preferential rates of U.S. federal income taxation. In addition, if we are a PFIC, U.S. Holders will generally be required to comply with annual reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to them.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is an exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Legislation enacted in 2010 may require certain U.S. Holders to report information to the IRS with respect to their investment in shares unless certain requirements are met. Investors who fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the possible implications of this new legislation on their investment in ADSs.

A U.S. Holder should consult its tax advisor with respect to the particular consequences to it of receiving, owning or disposing of ADS rights, rights, shares or ADSs.

PLAN OF DISTRIBUTION

We may sell the shares of common stock, including shares represented by ADSs, and rights to subscribe for shares of common stock (including in the form of ADSs), from time to time, including shares represented by ADSs, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our or their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters, including any affiliate of ours that is acting as an underwriter or prospective underwriter, may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities in connection with an offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, Compañía Cervecerías Unidas S.A. and its subsidiaries.

In addition, we may offer securities to or through our affiliates, as underwriters, dealers or agents. Our affiliates may also offer the securities in other markets through one or more selling agents, including one another.

If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Chile, including the validity of the common stock and the rights to subscribe for common stock, will be passed upon for us by Claro & Cía, Santiago, Chile. Certain matters of U.S. federal and New York law will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Consultores, Auditores y Cía. Ltda, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a publicly held stock corporation organized under the laws of Chile. One of our nine directors resides in the United States. None of our executive officers are residents of the United States. In addition, all or a substantial portion of our assets and the assets of our directors and officers are located outside the United States. As a result, except as explained below, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States or otherwise obtained in U.S. courts.

No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a United States court grants a final judgment for the payment of money in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant “exequatur” (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are:

•	the existence of reciprocity;

•	the absence of any conflict between the foreign judgment and Chilean laws (excluding for this purpose the laws of civil procedure) and public policies;

•	the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances;

•	the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered;

•	the Chilean courts’ determination that the United States courts had jurisdiction;

•	that service of process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case; and

•	that enforcement would not violate Chilean public policy.

In general, the enforceability in Chile of final judgments of United States courts does not require retrial in Chile but a review of certain relevant legal considerations (i.e. principles of due process and public policy). However, there is doubt:

•	as to the enforceability in original actions in Chilean courts of liabilities predicated solely on the United States federal securities laws; and

•

as to the enforceability in Chilean courts of judgments of United States courts obtained in actions predicated solely upon the civil liability provisions of the federal securities laws of the United States.

In addition, foreign judgments cannot be enforced in any way against properties located in Chile, which, as a matter of Chilean law, are subject exclusively to Chilean law and to the jurisdiction of Chilean courts.

We have appointed Puglisi & Associates as our authorized agent upon which service of process may be served in any action which may be instituted against us in any United States federal or state court having subject matter jurisdiction in the State of New York, County of New York arising out of or based upon the ADSs or the Deposit Agreement.